Exhibit 4.27

Certain information have been excluded from this exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. Certain schedules have been excluded from this exhibit because they are both (i) not material and (ii) not otherwise disclosed in the exhibit or our annual report on Form 20-F for the fiscal year ended December 31, 2025. The excluded information is indicated by brackets containing asterisks ("[***]"). The registrant will furnish supplementally a copy of any excluded information or schedule to the Securities and Exchange Commission upon request.

DELTA ELECTRONICS, INC. as the Buyer THE PERSONS LISTED IN PART A OF SCHEDULE 1 as the Sellers [***] as the Holders' Representative AND ACT GENOMICS HOLDINGS COMPANY LIMITED as the Company
AGREEMENT FOR SALE AND PURCHASE OF THE ISSUED SHARES IN ACT GENOMICS HOLDINGS COMPANY LIMITED

Contents
Clause	Page

1. Interpretation¶	- 3 -
2. Sale and Purchase¶	- 19 -
3. Initial Consideration¶	- 20 -
4. Post-Completion Adjustment¶	- 22 -
5. Conditions¶	- 23 -
6. Completion¶	- 28 -
7. Warranties¶	- 30 -
8. Pre-Completion Conduct¶	- 31 -
9. Indemnities¶	- 32 -
10. Termination¶	- 36 -
11. Holders' Representative¶	- 37 -
12. Undertakings by the Sellers¶	- 39 -
13. Further Undertakings	- 41 -
14. Confidential Information¶	- 41 -
15. Announcements¶	- 42 -
16. Costs¶	- 42 -
17. General¶	- 43 -
18. Entire Agreement¶	- 44 -
19. Assignment, Amendment and Modification¶	- 46 -
20. Notices¶	- 46 -
21. Governing Law¶	- 47 -
22. Dispute Resolution¶	- 47 -
23. Counterparts¶	- 48 -
Schedule 1 SELLERS AND OPTION HOLDERS	- 49 -
Schedule 2 INFORMATION ABOUT THE COMPANY AND THE SUBSIDIARIES	- 50 -
Part A THE COMPANY	- 50 -
Part B THE SUBSIDIARIES	- 50 -
Schedule 3 DETERMINATION OF COMPLETION STATEMENTS	- 62 -
Schedule 4 FORM OF DRAFT COMPLETION ACCOUNTS AND DRAFT COMPLETION STATEMENT	- 65 -
PART A FORM OF DRAFT COMPLETION ACCOUNTS	- 65 -
PART B FORM OF DRAFT COMPLETION STATEMENT	- 66 -

Schedule 5 ACCOUNTING POLICIES	- 67 -
Schedule 6 COMPLETION REQUIREMENTS	- 68 -
Schedule 7 HOLDER WARRANTIES AND WARRANTOR WARRANTIES	- 72 -
Schedule 8 BUYER WARRANTIES	- 97 -
Schedule 9 LIMITATIONS ON LIABILITY	- 99 -
Schedule 10 ACTION PENDING COMPLETION	- 102 -
Schedule 11 LIST OF CONSENTS, APPROVALS AND WAIVERS	- 105 -
Schedule 12 TAXES AND LIABILITIES	- 106 -
Appendix I FORM OF DEED OF RELEASE	- 107 -
Appendix II AMENDED ARTICLES	- 108 -
Appendix III FORM OF ESCROW AND PAYING AGENT AGREEMENT	- 109 -
Appendix IV FORM OF INSTRUMENT OF TRANSFER	- 110 -

THIS AGREEMENT is made on June 20, 2025
AMONG:
(1)DELTA ELECTRONICS, INC., a company incorporated under the laws of Taiwan, having its registered office at No.186 Ruey Kuang Road, Neihu District, Taipei 114501, Taiwan (the "Buyer");
(2)THE PERSONS whose names and addresses are set out in column (A) in Part A of Schedule 1 (the "Sellers" and each a "Seller");
(3)[***], an individual with [***] ID number [***] (the "Holders' Representative"); and
(4)ACT GENOMICS HOLDINGS COMPANY LIMITED, an exempted company incorporated under the laws of the Cayman Islands (registered number: 336039), having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the "Company").
THE PARTIES AGREE as follows:
1.Interpretation¶
1.1.In this Agreement:
"Accounting Policies" means the accounting policies and procedures set out in Schedule 5;
"Accounts" means the consolidated audited accounts of the Group, including the profit and loss statement, balance sheet, cashflow statement, the auditors' reports on those accounts, the directors' reports and the notes to those accounts, for the financial years ended on 31 December 2021, 31 December 2022 and the Last Accounting Date, prepared in accordance with the IFRS; in each case, provided by the Company to the Buyer prior to the date of this Agreement;
"Accounts Relief" means a Relief which has been shown or treated as an asset in the Accounts or Management Accounts, or which has been taken into account in computing a provision for Tax which appears in the Accounts or Management Accounts (or which has resulted in no such provision for Tax being made);
"ACT Singapore" means ACT Genomics (Singapore) Pte. Ltd., a limited liability company incorporated in Singapore with its registered office at 1 Phillip Street, #09-00, Royal One Phillip, Singapore 048692;
"ACT Taiwan" means ACT Genomics Co., Ltd. 行動基因生技股份有限公司, a company limited by shares incorporated under the laws of the R.O.C. with its registered address at 3F., No. 345, Xinhu 2nd. Rd., Neihu Dist., Taipei City 11494, Taiwan (R.O.C.);
"ACT Thailand" means ACT Genomics (Thailand) Limited., a company limited by shares incorporated under the laws of Thailand. with its registered address at No.4,

4/5 Unit 1503, Zen Tower, 15/F, Ratchadamri Rd, Pathum Wan, Bangkok 10330, Thailand;
"Action" means any civil charge, dispute, criminal or administrative action, claim, lawsuit, counter-suit, investigation, injunction, hearing, order, audit, settlement, arbitration, mediation, civil or criminal legal proceeding, or administrative enforcement proceeding, by or before any Government Authority, authorised arbitrator or mediation tribunal;
"Actual Cash" means the amount of Cash of the Group as at the Effective Time, as set out in the Completion Statement;
"Actual Indebtedness" means the amount of Indebtedness of the Group as at the Effective Time, as set out in the Completion Statement;
"Actual Net Debt" means the amount equal to the difference between the Actual Indebtedness and the Actual Cash (expressed as a positive number, if the Actual Indebtedness is greater than the Actual Cash; or expressed as a negative number, if the Actual Indebtedness is less than the Actual Cash), in each case, as set out in the Completion Statement;
"Actual Transaction Expenses" means the aggregate amount of all Transaction Expenses as at the Effective Time, as set out in the Completion Statement;
"Actual Working Capital Adjustment" means the amount equal to the difference between the Actual Working Capital Amount and the Target Working Capital Amount (expressed as a negative number, if the Actual Working Capital Amount is less than the Target Working Capital Amount; or expressed as a positive number, if the Actual Working Capital Amount is greater than the Target Working Capital Amount), in each case, as set out in the Completion Statement;
"Actual Working Capital Amount" means the amount of Working Capital of the Group as at the Effective Time, as set out in the Completion Statement;
"Adjustment Amount" has the meaning given in clause 4.5;
"Adjustment Escrow Account" means an account designated by the Escrow Agent, into which the Adjustment Escrow Amount shall be deposited pursuant to clause 6.2.2;
"Adjustment Escrow Amount" means an amount equal to US$[***];
"Adjustment Ratio" means a ratio (expressed as a percentage) equal to the Initial Consideration divided by the Headline Price;
"Affiliate" means:

(a)    in respect of a person who is a natural person, his or her Immediate Family Members or any other person directly or indirectly Controlled by such natural person or his or her Immediate Family Members; and
(b)    in respect of a person who is not a natural person, any other person which, directly or indirectly, Controls, is Controlled by or is under the common Control of the first mentioned person;
"Aged A/R" means any A/R over 180 days past due;
"Amended Articles" means the Memorandum and Articles of Association in substantial form as set out in Appendix II to this Agreement, to be adopted by the Company prior to, and to be effective as at, Completion;
"Applicable Laws" means, with respect to a person, any laws, regulations, rules, measures, guidelines, treaties, judgments, determination, orders or notices of any Government Authority or stock exchange that is applicable to such person;
"Audited Completion Accounts" has the meaning given in paragraph 1 of Schedule 3;
"A/P" means accounts payable of the Group at the relevant time;
"A/R" means accounts receivable of the Group at the relevant time;
"Business" means provision of cancer genomics diagnostics and research services specializing in precision oncology;
"Business Day" means any day (other than a Saturday or Sunday or public holiday) on which banks in Hong Kong, the Cayman Islands, Taiwan and the United States are open for the transaction of normal business, and on which no tropical cyclone warning No. 8 or above and no "black" rainstorm warning signal is hoisted in Hong Kong at any time between 8:00 a.m. and 6:00 p.m. (Hong Kong time);
"Business IP" means all Intellectual Property legally or beneficially owned by any Group Company, including all Registered Owned IP;
"Business IT" means all Information Technology which is owned or used by the Group Companies in conducting the Business of the Group;
"Buyer Notice" has the meaning given in paragraph 4 of Schedule 3;
"Buyer Warranty" means a statement contained in Schedule 8, and collectively the "Buyer Warranties";
"Buyer's Bank Account" means the bank account of the Buyer, details of which shall be delivered by the Buyer to the Holders' Representative at least three (3) Business Days before the Completion Date;

"Cash" means with respect to the Group on a consolidated basis, the aggregate of all unrestricted cash or cash equivalents held by each Group Company, including any cash balances credited to the account of each such Group Company with banks or other financial institutions as set out in that Group Company's nominal ledger (including any cash in transit from the Group Company to its banks and, for the avoidance of doubt, shall not be reduced by any overdrafts included as Indebtedness), in each case at the relevant time;
"Claim Notice" has the meaning given in clause 9.2.1;
"Company ESOP(s)" means the employee share option plan(s) of the Company duly adopted on (i) 24 August 2018 (as amended on 3 October 2028 and 21 November 2019), (ii) 20 September 2018 (as amended on 1 April 2020), (iii) 1 April 2020 (as amended on 16 November 2022) and (iv) 28 December 2023, as amended from time to time;
"Competing Business" has the meaning given in clause 12.2.1;
"Completion" means completion of the sale and purchase of all of the Sale Shares in accordance with this Agreement;
"Completion Date" has the meaning given in clause 6.1;
"Completion Statement" means the Draft Completion Statement as accepted, agreed or determined in accordance with Schedule 3;
"Condition" means a condition set out in clauses 5.1 or clause 5.2, as applicable;
"Confidential Information" means all information which relates to the business and affairs of any Group Company or any party and the Transaction Information, but does not include information:
(a)to the extent that it is generally known to the public not as a result of any breach of duty of confidentiality;
(b)(other than in respect of the Transaction Information) that was lawfully in the possession of the receiving party prior to its disclosure by the disclosing party; or
(c)(other than in respect of the Transaction Information) that is or becomes available to the receiving party other than as a result of a disclosure by a person which the receiving party knows is in breach of a duty of confidentiality owed to the disclosing party;
"Control" means the ownership, directly or indirectly, of more than 50 per cent. (50%) of the voting shares, registered capital or other equity interest of the relevant person or the possession, directly or indirectly, of the power to direct the shareholders' general meeting, to appoint or elect a majority of the directors, or otherwise to direct the management of the relevant person;

"Convertible Bond" means the convertible bond in the principal amount of US$[***] issued by the Company to Prenetics on 30 December 2022;
"CP Defaulting Party" has the meaning given in clause 5.6;
"CP Non-defaulting Party" has the meaning given in clause 5.65.6;
"Cure Period" has the meaning given in clause 5.6;
"Deed of Release" means the deed of release in relation to the outstanding Convertible Bond to be executed by Prenetics on or before the Completion Date, substantially in the form as set out in Appendix I to this Agreement;
"Defaulting Party" has the meaning given in clause 6.6;
"Designated Bank Account" means the bank account set out opposite the name of each Seller or each Option Holder (as applicable) in column (E) in Part A or Part B of Schedule 1 (as applicable), or otherwise provided to the Buyer no later than three (3) Business Days before the Completion Date;
"Determination Date" means the date on which the Completion Statement is accepted, agreed or otherwise determined in accordance with the provisions of Schedule 3;
"Disclosed" has the meaning given in clause 7.4;
"Disclosure Letter" means the letter from the Warrantors to the Buyer in relation to the Warrantor Warranties having the same date as this Agreement;
"Dispute" has the meaning given in clause 22.1;
"Draft Completion Accounts" has the meaning given in paragraph 1 of Schedule 3;
"Draft Completion Statement" has the meaning given in paragraph 3 of Schedule 3;
"Effective Time" means 12:01 a.m. HKT on the Completion Date;
"Encumbrance" means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, assignment, deed of trust, other encumbrance or security interest of any kind, or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect;
"Escrow Agent" means CITIBANK, N.A., HONG KONG BRANCH;
"Escrow and Paying Agent Agreement" means the escrow and paying agent agreement by and among the Buyer, Prenetics, the Holders' Representative, the Escrow Agent and the Paying Agent, substantially in the form set out in Appendix III to this Agreement (subject to any changes reasonably requested by the Escrow Agent and the Paying Agent);

"Estimated Cash" means the Sellers' good faith estimate of the Cash of the Group as at the Effective Time, as set out in the Estimated Statement;
"Estimated Indebtedness" means the Sellers' good faith estimate of the Indebtedness of the Group as at the Effective Time, as set out in the Estimated Statement;
"Estimated Net Debt" means the amount equal to the difference between the Estimated Indebtedness and the Estimated Cash (expressed as a positive number, if the Estimated Indebtedness is greater than the Estimated Cash; or expressed as a negative number, if the Estimated Indebtedness is less than the Estimated Cash), in each case, as set out in the Estimated Statement;
"Estimated Statement" means a statement setting out the Estimated Cash, Estimated Indebtedness, Estimated Transaction Expenses and Estimated Working Capital Amount;
"Estimated Transaction Expenses" means the Sellers' good faith estimate of the Transaction Expenses as at the Effective Time, as set out in the Estimated Statement;
"Estimated Working Capital Adjustment" means the amount equal to the difference between the Estimated Working Capital Amount and the Target Working Capital Amount (expressed as a negative number, if the Estimated Working Capital Amount is less than the Target Working Capital Amount; or expressed as a positive number, if the Estimated Working Capital Amount is greater than the Target Working Capital Amount), in each case, as set out in the Estimated Statement;
"Estimated Working Capital Amount" means the Sellers' good faith estimate of the Working Capital as at the Effective Time, as set out in the Estimated Statement;
"Existing Shareholder Ordinary Shares" means the 'existing shareholder ordinary shares' of par value US$0.0001 each in the capital of the Company;
"Expiration Date" means the date that is eighteen (18) months from the Completion Date;
"Financial Investor Seller" means any of the Unrepresented Holders other than Prenetics.
"Fundamental Warranty Claim" means any claim made by the Buyer for breach of any Fundamental Warranty;
"Fundamental Warranties" means collectively, the Holder Warranties and paragraphs 2.1, 2.2, 2.3, 2.4 and 2.5 of Part B of Schedule 7, and "Fundamental Warranty" means any one of them;
"Government Authority" means any national, provincial, municipal or local government, administrative or regulatory body or department, court, tribunal, arbitrator or any entity that exercises the function of a regulator;

"Government Official" means:
(a)an employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of, a Government Authority;
(b)a person holding any legislative, administrative or judicial position of any kind, regardless of whether elected or appointed;
(c)an officer of, or an individual who holds a position in, a political party;
(d)a candidate for political office;
(e)an individual who holds any other official, ceremonial or other appointed or inherited position with a government or any of its agencies; or
(f)an individual who exercises a public function for or on behalf of a country or territory or for any public agency or public enterprise of that country or territory;
"Group Company" means the Company or any of its Subsidiaries, and "Group" and "member of the Group" shall be construed accordingly;
"Headline Price" means the sum of the Sale Shares Headline Price and Option Shares Headline Price, and the maximum Headline Price shall not exceed US$[***] multiplied by the Sale Ratio;
"HKIAC" has the meaning given in clause 22.1;
"Holder Individual Claim" means a Holder Warranty Claim or a Relevant Claim for non-performance of a Holder's own obligations under this Agreement;
"Holder Warranty" means a statement contained in Part A of Schedule 7, and collectively the "Holder Warranties";
"Holder Warranty Claim" means any claim made by the Buyer for breach of any Holder Warranty;
"Holders" means all of the Sellers and Option Holders, each a "Holder";
"Holders' Expenses" has the meaning given in clause 16.3;
"Holders' Representative" has the meaning given in the preamble;
"Holders' Representative Expenses" has the meaning given in clause 11.2;
"Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China;

"IFRS" means the International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto, as in effect from time to time;
"Immediate Family Members" means:
(a)spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and spouses of children, grandchildren and siblings (in each case, whether adoptive or biological); and
(b)estates, trusts, partnerships and other persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing;
"Indebtedness" means, as of any particular time with respect to the Group on a consolidated basis, the aggregate amount (expressed as a positive number) of any Liability, without duplication, (a) for money borrowed from third parties evidenced by loans, notes, letter of credit, bonds, financial support, debentures or similar instruments and bank overdrafts or negative balance cash accounts, (b) for all or any part of the deferred purchase price for property or services, including all seller notes and "earn-out" payments, all conditional sale obligations and all obligations, (c) for any finance or capital leases, (d) for any factoring arrangements, currency or interests swap, and/or other interest or currency protection, hedging or financial futures transaction or arrangement, (e) for accounts payable or accruals not reflected in the calculation of Working Capital, (f) for declared but unpaid dividends or distributions, (g) for guaranties with respect to any of the foregoing, (h) for all principal, interest, penalties, fees and expenses in relation to any of the foregoing, (i) for all cut but uncashed checks issued by any Group Company, but excluding, for the avoidance of doubt, (i) any short-term Liabilities comprising Working Capital at the relevant time; (ii) any Transaction Expenses; (iii) any aged A/P which has been written off pursuant to this Agreement, (iv) the Intercompany Debt; and (v) the Convertible Bond and any interest payable in relation to the Convertible Bond;
"Indemnification Percentage" means, with respect to any Indemnifying Party, a ratio (expressed as a percentage) equal to (i) the portion of the Purchase Price actually received by such Indemnifying Party has the right to receive, divided by (ii) the aggregate Purchase Price actually received by all Indemnifying Parties; provided that, Indemnification Percentage of an Indemnifying Party shall be deemed to be 100% with respect to any Holder Individual Claim;
"Indemnifying Party" or "Indemnifying Parties" has the meaning given in clause 9.1;
"Indemnity Escrow Account" means an account designated by the Escrow Agent, into which the Indemnity Escrow Amount shall be deposited pursuant to clause 6.2.2;
"Indemnity Escrow Amount" means an amount in U.S. Dollars equal to 10% of the aggregate Initial Consideration;

"Indemnity Escrow Fund" means the Indemnity Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in this Agreement and the Escrow and Paying Agent Agreement, including any remaining interest or other amounts earned thereon;
"Indemnity Notice" has the meaning given in clause 9.3.1;
"Information Technology" means material computer systems, communication systems, software, hardware, databases and related services;
"Initial Consideration" has the meaning given in clause 3.1;
"Initial Consideration Per Option Share" means, with respect to each Option Share, an amount equal to the Initial Lower Per Share Price, multiplied by the Adjustment Ratio;
"Initial Consideration Per Sale Share" means:
(a)    with respect to each Sale Share subject to Initial Higher Per Share Price, an amount equal to the Initial Higher Per Share Price, multiplied by the Adjustment Ratio; or
(b)    with respect to each Sale Share subject to Initial Lower Per Share Price, an amount equal to the Initial Lower Per Share Price, multiplied by the Adjustment Ratio;
"Initial Higher Per Share Price" means US$[***];
"Initial Lower Per Share Price" means US$[***];
"Instrument of Transfer" means the instrument of transfer in the form set out in Appendix IV to this Agreement.
"Intellectual Property" means all industrial and intellectual property rights, whether registered or not, including pending applications for registration of such rights and the right to apply for registration or extension of such rights including patents, petty patents, utility models, design patents, designs, copyright (including moral rights and neighbouring rights), database rights, rights in integrated circuits and other sui generis rights, trade marks, trading names, company names, service marks, logos, the get-up of products and packaging, geographical indications and appellations and other signs used in trade, internet domain names, social media user names, rights in know-how (including information comprised in formulae, algorithms, techniques, specifications, computation models, software and manuals), trade secrets, right to use and protection of the confidentiality of Confidential Information and any rights of the same or similar effect or nature as any of the foregoing anywhere in the world;
"Intercompany Debts" means any and all amounts owed by any Group Company to another Group Company or its parent company, whether currently due or to become due, and whether the debts are present or future, actual or contingent;

"Investor Ordinary Shares" means the 'investor ordinary shares' of par value US$0.0001 each in the capital of the Company;
"Last Accounting Date" means 31 December 2023;
"Liabilities" means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable;
"Longstop Date" means the date which is six (6) months following the date of this Agreement, or such later date as the Buyer and the Sellers may agree in writing;
"Loss" means all costs, claims, damages, Liabilities, losses and expenses (including Tax), including reasonable legal costs actually incurred as a result of asserting, defending or settling a claim alleging a Liability, excluding any punitive damages and consequential loss to the extent such loss is not a reasonably foreseeable consequence of the fact, matter or circumstance giving rise to the relevant loss, and "Losses" shall be construed accordingly;
"LTC Agreement" means the License and Supply Agreement executed between [***] and ACT Genomics Co., Ltd on January 6, 2023.
"Management Accounts" means the unaudited consolidated profit and loss account of the Group in respect of the period starting on the day after the Last Accounting Date and ending on the Management Accounts Date and the unaudited consolidated balance sheet of the Group as at the Management Accounts Date to which the relevant Management Accounts have been drawn up; in each case, provided by the Company to the Buyer prior to the date of this Agreement;
"Management Accounts Date" means 31 December 2024;
"Material Adverse Effect" means, with respect to any person, any change, fact, circumstance, event, condition, development, effect or occurrence that, individually or in the aggregate with all other changes, facts, circumstances, events, conditions, developments, effects or occurrences has had or would reasonably be expected to (i) have a material adverse effect on the condition (financing, trading or otherwise), assets, Liabilities, revenue, profits, prospects, operations, results or business of the Group taken as a whole; or (ii) prevent the Sellers from consummating, or materially impair the ability of the Sellers to consummate, the transactions contemplated under this Agreement, but excluding any results, occurrences, facts, changes, conditions, circumstances, events or effects to the extent arising from:
(a)any change or fluctuation in financial markets, interest rates, exchange rates, commodity prices or other general economic, business or political or geopolitical conditions;
(b)any natural disaster, including any hurricane, flood, tornado, earthquake or other natural disaster;

(c)any changes in the Applicable Law or applicable accounting standards and principles, including the IFRS, or the enforcement or interpretation in respect of any of the foregoing;
(d)any act of civil unrest, war, sabotage, cyberattack, terrorism or military action, or any outbreak or escalation of hostilities involving the United States or another sovereign political power, the declaration by the United States, the Taiwan Government Authority or another sovereign political power of a national emergency or war or the occurrence of any other calamity or crisis, including the war in Ukraine, tension across the Taiwan Strait, or the escalation or worsening of any of the foregoing;
(e)changes in conditions generally affecting the industry in which the Group operates;
(f)any action or omission required pursuant to the express terms and conditions of this Agreement or any other Transaction Documents or otherwise required at the express written direction of the Buyer; or
(g)the negotiation, execution and delivery of this Agreement or other Transaction Documents, or the public announcement or pendency of the transactions contemplated hereby, except in the case of items (a) to (e) above, to the extent that such change or event does not materially and disproportionately affect the Group when compared with other businesses operating in the same industry;
"Material Contract" has the meaning given in paragraph 9.2.1 of Part B of Schedule 7;
"Notice" has the meaning given in clause 20.1;
"NT$" or "NTD" means New Taiwanese dollars, the lawful currency of Taiwan;
"Option Holders" means the holders of the Options, whose names and addresses as of the date of this Agreement are set out in column (A) in Part B of Schedule 1;
"Option Shares" means the Other Ordinary Shares issuable to each Option Holder pursuant to an exercise of the Options pursuant to this Agreement;
"Option Shares Headline Price" means the total number of Option Shares, multiplied by an amount equal to the Initial Lower Per Share Price less the applicable exercise price of such Options.
"Option Shares Initial Consideration" means, in respect of an Option Holder, the amount equal to the Initial Consideration Per Option Share multiplied by the total number of Option Shares of such Option Holder;

"Options" means the options granted by the Company pursuant to the Company ESOP;
"Ordinary Course of Business" means the ordinary and usual course of the operations of the Business of the relevant Group Company and/or the Group, conducted on an arm's length basis in compliance in all material respects with Applicable Laws and in accordance with the relevant Group Company's and/or the Group's practices or policies consistently applied over the twenty-four (24) months preceding the date of this Agreement;
"Other Ordinary Shares" means the 'other ordinary shares' of par value US$0.0001 each in the capital of the Company;
"Paying Agent" has the meaning given in clause 3.2.
"Personal Information" means any information about an identifiable individual (including any Group Company's employees, customers, suppliers, directors and officers), regardless of whether the information is Confidential Information;
"Prenetics" means Prenetics Global Limited, a company incorporated under the laws of the Cayman Islands, trading on NASDAQ with ticker PRE, having its principal executive office at Unit 703-706, K11 Atelier King's Road, 728 Kings Road, Hong Kong;
"Pro-Rata Share" means, with respect to each Holder, a ratio (expressed as a percentage) equal to (a) the amount of Initial Consideration actually received by such Holder, divided by (b) the aggregate Initial Consideration actually received by all Holders;
"Properties" means the properties of the Group as Disclosed in the Disclosure Letter;
"Protected Information" means Confidential Information and Personal Information;
"Purchase Price" has the meaning given in clause 4.5;
“Redesignation of Class” means the redesignation of the three classes of shares into one single class of shares for the Company, where all outstanding issued Investor Ordinary Shares, Existing Shareholder Ordinary Shares and Other Ordinary Shares to be redesignated into a single class of Ordinary Shares.
"Registered Owned IP" has the meaning given in paragraph 8.1.1 of Part B of Schedule 7;
"Reimbursement Cap" is US$[***];
"Relevant Claim" means any Warranty Claim, or any claim made by the Buyer for non-performance of any Holder's or Warrantor's obligations under this Agreement;

"Relief" means any loss, relief, allowance, exemption, set-off, deduction, right to repayment or credit or other relief of a similar nature granted by or available in relation to Tax pursuant to any legislation or otherwise;
"Reporting Accountants" means PWC Taiwan, unless another "Big Four" accounting firm in Taiwan is agreed between the Buyer and the Holders' Representative;
"Representatives" has the meaning given in clause 8.4;
"Represented Holders" means all of the Holders other than the Unrepresented Holder;
"Rules" has the meaning given in clause 22.1;
"Sale Ratio" means the ratio (expressed as a percentage) equal to (a) the total number of Sale Shares divided by (b) the total number of the Shares in the share capital of the Company on a fully-diluted basis as of the Completion;
"Sale Shares" means the Shares to be sold by the Sellers and Option Holders in accordance with this Agreement; and, with respect to each Seller, means those shares set out against his/her/its name in column (B) in Part A of Schedule 1 as of the date of this Agreement, and with respect to each Option Holder, means those Option Shares set out again his/her name in column (B) of Part B of Schedule 1 as of the date of this Agreement; which, in each case, may be further updated by the Company no later than eight (8) Business Days before the Completion to reflect any change in the number of Sale Shares, including, without limitation, any change resulting from any issuance of Option Shares by the Company or any forfeiture of Options pursuant to the terms of the Company ESOP;
"Sale Shares Headline Price" means the sum of:
(a)the total number of Sale Shares to be sold by all Sellers subject to the Initial Higher Per Share Price (as indicated in column (C) in Part A of Schedule 1), multiplied by the Initial Higher Per Share Price; and
(b)the total number of Sale Shares to be sold by all Sellers subject to the Initial Lower Per Share Price (as indicated in column (C) in Part A of Schedule 1), multiplied by the Initial Lower Per Share Price;
"Sale Shares Initial Consideration" means, in respect of a Seller, the amount equal to the applicable Initial Consideration Per Sale Share multiplied by the total number of Sale Shares of such Seller;
"Shareholder" means a holder of Shares in the Company;
"Shareholders' Agreement" means the shareholders' agreement in relation to the Company dated 30 December 2022, as supplemented and amended;

"Shares" means the Investor Ordinary Shares, the Existing Shareholder Ordinary Shares and the Other Ordinary Shares;
“Special Tax Claim” means any claim made by the Buyer in respect of the Taxes and Liabilities from any of the matters specified in Part B of Schedule 12;
"Special Tax Expiration Date" means the date that is two (2) years from the Completion Date;
"Subsidiaries" means the subsidiaries of the Company listed in Part B of Schedule 2 as of the date of this Agreement;
"SG JV" means CERBACT Asia Holdings Pte. Ltd. a limited liability company incorporated in Singapore with its registered office at 380 Jalan Besar #06-06 ARC 380 Singapore 209000;
"SG JVA" means the joint venture shareholders' agreement in relation to SG JV dated 11 August 2021 between ACT Singapore, CERBACT Research NV and SG JV;
"Target Working Capital Amount" means US$[***];
"Tax" and "Taxation" mean any form of taxation, levy, duty, charge, contribution, withholding or impost of whatever nature (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, a Tax Authority;
"Tax Indemnity Escrow Account" means an account designated by the Escrow Agent, into which the Tax Indemnity Escrow Amount shall be deposited pursuant to clause 6.2.2;
"Tax Indemnity Escrow Amount" means US$[***];
"Tax Indemnity Escrow Fund" means the Tax Indemnity Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in this Agreement and the Escrow and Paying Agent Agreement, including any remaining interest or other amounts earned thereon;
"Tax Authority" mean any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function;
"Tax Warranty" means a statement contained in paragraph 14 of Part B of Schedule 7;

"Tax Warranty Claim" means any claim made by the Buyer for breach of any Tax Warranty;
"Third Parties Ordinance" means the Contracts (Rights of Third Parties) Ordinance (Cap. 623, Laws of Hong Kong);

"TIC" means the Ministry of Economic Affairs Investment Commission of Taiwan;
"Transaction Documents" means:
(a)this Agreement;
(b)the Disclosure Letter;
(c)the Deed of Release;
(d)the Amended Articles; and
(e)any other document(s) and instrument(s) designated as Transaction Document(s) as agreed between the Buyer, Prenetics and the Holders' Representative;
"Transaction Expenses" means, without duplication, in each case to the extent unpaid as of Completion, the out-of-pocket fees and expenses (if any) incurred and payable by the Group prior to or at Completion in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby (including any such fees and expenses payable upon consummation of the Completion). For the avoidance of doubt, the Transaction Expenses shall not include (i) the fees and expenses of the Holders' Representative, if any; (ii) any Holders' Expenses; (iii) any amount already included in the calculation of Indebtedness or Working Capital;
"Transaction Information" means any information relating to the terms of the transactions contemplated under and the provisions or subject matter of this Agreement or any other Transaction Documents;
"Tribunal" has the meaning given in clause 22.2.1;
"Unrepresented Holder" means each of the Holders whose names are set out in Part C of Schedule 1;
"US$" or "USD" means United States dollars, the lawful currency of the United States of America;
"Warrantor" means each of [***], [***], [***] and [***], and collectively the "Warrantors";
"Warrantor Warranty" means a statement contained in Part B of Schedule 7, and collectively the "Warrantor Warranties";
"Warrantor Warranty Claim" means any claim made by the Buyer for breach of any Warrantor Warranty;
"Warranty" means a Warrantor Warranty or a Holder Warranty, as applicable, and collectively the "Warranties";

"Warranty Claim" means any claim made by the Buyer for breach of a Warranty under this Agreement, including Holder Warranty Claim and Warrantor Warranty Claim; and
"Working Capital" means the aggregate value, at the relevant time, of:
(a)(i) trade receivables, and (ii) inventories; minus
(b)(i) trade payables,
in each case, of the Group on a consolidated basis.
1.2.In this Agreement, a reference to:
1.2.1a "subsidiary" or "holding company" is to be construed in accordance with sections 13 to 15 of the Companies Ordinance (Cap. 622, Laws of Hong Kong);
1.2.2Liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent Liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;
1.2.3a party being liable to another party, or to Liability, includes any Liability in equity, contract or tort (including negligence) or under the Misrepresentation Ordinance (Cap. 284, Laws of Hong Kong);
1.2.4a document in the "agreed form" is a reference to a document in a form approved and confirmed in writing by or on behalf of each party;
1.2.5a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Agreement;
1.2.6a "person" includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);
1.2.7a person includes a reference to that person's legal personal representatives, successors and permitted assigns;
1.2.8a "party" includes a reference to that party's successors and permitted assigns;
1.2.9a clause, paragraph, Schedule or Appendix, unless the context otherwise requires, is a reference to a clause or paragraph of, Schedule or Appendix to, this Agreement;

1.2.10any Hong Kong legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than Hong Kong be deemed to include what most nearly approximates in that jurisdiction to the Hong Kong legal term and to any Hong Kong ordinance or regulation shall be construed so as to include equivalent or analogous laws of any other jurisdiction;
1.2.11time of the day is to Hong Kong/Taiwan time;
1.2.12the singular includes the plural and vice versa; and
1.2.13one gender includes all genders.
1.3.The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms "other", "including", "include" and "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.
1.4.The headings in this Agreement do not affect its interpretation.
1.5.A reference in Schedule 7 to "to each Warrantor's knowledge" includes the actual knowledge, information and belief of each of the Warrantors acquired on or after the date on which he becomes an employee of any Group Company and such knowledge, information and belief that such persons would reasonably be expected to have after making due and diligent inquiries of relevant persons, documents, and records within the Group Company.
1.6.Notwithstanding anything contained herein to the contrary, all Liabilities and obligations of the Sellers, Option Holders and/or the Warrantors shall be several and not joint.
2.Sale and Purchase¶
2.1.Sale Shares. Subject to the terms and conditions of this Agreement, each Seller agrees to sell to the Buyer or a wholly-owned subsidiary of and designated by Buyer, and the Buyer agrees to buy or cause a wholly-owned subsidiary of Buyer to buy, the Sale Shares set out opposite such Seller's name in column (B) in Part A of Schedule 1 (being all Shares legally and beneficially owned and held by such Seller) and each right attaching to such Sale Shares at Completion, free from any Encumbrance, in each case, in consideration of the payment by the Buyer (or its designee) of such amount set out opposite each such Seller’s name in column (D) in Part A of Schedule 1, amounting to the Sale Shares Headline Price in aggregate prior to all adjustments contemplated herein.
2.2.Consent; Waiver of Rights. Each Seller hereby consents to the sale and purchase of the Sale Shares, and waives all rights of pre-emption, first refusal, tag-along, co-sale and other restrictions on transfer over, the Sale Shares conferred on them (if any), whether conferred by law, the Company's constitutional documents, the Shareholders' Agreement, or any other agreement or arrangement to which such Seller is a party, so as to permit the sale and purchase of the Sale Shares.
2.3.Option Shares; Company ESOP. Subject to and conditional upon the Completion:
2.3.1without any further action on the part of the Company or any Option Holder, on the Completion Date, all Options shall automatically vest, and any Options not exercised upon the Completion Date shall be deemed to be forfeited according to the terms of the Company ESOP. The Options exercised by the relevant Option Holder will be exercised into such number of Option Shares as set out opposite such Option Holder's name in column (B) in Part B of Schedule 1, in each case, in accordance with the terms of the Company ESOP; and the Buyer shall pay on behalf of such relevant Option Holders, or pay to the Paying Agent and cause the Paying Agent to pay, on the Completion Date, the applicable exercise price of such Options Shares to a bank account in the name of the Company for receiving such exercise price, as designated by Company at least three (3) Business Days prior to the Completion Date;
2.3.2the Warrantors shall cause all of the Option Holders to execute and deliver to the Buyer a deed of accession to this Agreement to sell to the Buyer or a wholly-owned subsidiary of and designated by Buyer, and the Buyer hereby agrees to purchase or cause a wholly-owned subsidiary of Buyer to purchase from the Option Holders, all of the Option Shares to be issued to the Option Holders pursuant to clause 2.3.1, in each case in consideration of the payment by the Buyer (or its designee) of such amount set out opposite such Option Holder's name in column (D) in Part B of Schedule 1, amounting to the Option Shares Headline Price in aggregate prior to all adjustments contemplated herein; and
2.3.3The Company ESOP shall be terminated at the Completion.
3.Initial Consideration¶
3.1.Initial Consideration. The parties agree that the aggregate consideration for the sale of the Sale Shares payable by the Buyer (or its designee) at Completion (the "Initial Consideration") shall be an amount equal to the Headline Price, as adjusted as follows:
3.1.1increased by the Estimated Working Capital Adjustment if it is a positive number or reduced by the Estimated Working Capital Adjustment if it is a negative number, in each case multiplied by the Sale Ratio;
3.1.2increased by Estimated Net Debt if it is a negative number or reduced by Estimated Net Debt if it is a positive number, in each case multiplied by the Sale Ratio; and
3.1.3reduced by Estimated Transaction Expenses.

For the purposes of determining the Initial Consideration, the Holders' Representative shall deliver to the Buyer the Estimated Statement no later than ten (10) Business Days prior to the Completion Date.
3.2.Payment. Prior to Completion, the Buyer shall designate CITIBANK, N.A., HONG KONG BRANCH to act as paying agent in connection with payment of the Purchase Price ("Paying Agent") pursuant to the Paying Agent Agreement providing for, among other things, the matters set forth in this clause 3.2. On the Completion Date, the Buyer shall pay or cause to be paid (i) the Initial Consideration, less the Adjustment Escrow Amount, less the Indemnity Escrow Amount, less the Tax Indemnity Escrow Amount, and less 50% of the total fees and costs of the Paying Agent and Escrow Agent under the Escrow and Paying Agent Agreement, by wire transfer of immediately available funds in U.S. Dollars to the Paying Agent, to such account as may be designated in writing by the Paying Agent prior to the Completion Date, and (ii) 100% of the total fees and costs of the Paying Agent and Escrow Agent under the Escrow and Paying Agent Agreement respectively to the Paying Agent and Escrow Agent, which payments shall discharge in full all of the Buyer’s obligation of payment of the Initial Consideration as at Completion under this Agreement. The Paying Agent shall further pay such funds in the following manner:
3.2.1in respect of each Seller other than Prenetics, the amount equal to (a) its/his/her Initial Consideration Per Sale Share multiplied by the number of Sale Shares of such Seller minus (b) its/his/her Pro-Rata Share of the Holders' Expenses (the amount of which shall be delivered by Prenetics to the Buyer in writing no later than eight (8) Business Days before the Completion Date) minus (c) its/his/her Pro-Rata Share of the Adjustment Escrow Amount, the Indemnity Escrow Amount, and the Tax Indemnity Escrow Amount, to such Seller's Designated Bank Account;
3.2.2in respect of each Option Holder, the amount equal to (a) its/his/her Initial Consideration Per Option Share multiplied by the number of Option Shares of such Option Holder minus (b) its/his/her Pro-Rata Share of the Holders' Expenses (the amount of which shall be delivered by Prenetics to the Buyer in writing no later than eight (8) Business Days before the Completion Date) minus (c) its/his/her Pro-Rata Share of the Adjustment Escrow Amount, the Indemnity Escrow Amount, and the Tax Indemnity Escrow Amount, to such Option Holder's Designated Bank Account; and
3.2.3in respect of Prenetics, the amount equal to (a) its Initial Consideration Per Sale Share multiplied by the number of Sale Shares of Prenetics, minus (b) its Pro-Rata Share of the Adjustment Escrow Amount, the Indemnity Escrow Amount, and the Tax Indemnity Escrow Amount, plus (c) the aggregate amount deducted from the Sale Shares Initial Consideration payable to each other Seller pursuant to clause 3.2.1 and from the Option Shares Initial Consideration payable to each Option Holder pursuant to clause 3.2.2, to Prenetics' Designated Bank Account.

Each Holder hereby acknowledges and agrees that the Buyer and the Paying Agent each shall have no obligation to verify, and shall have full right to rely solely upon, Prenetics’ calculation of the Holders’ Expenses and each Holder’s Pro-Rata Share thereof as delivered to the Buyer in writing in accordance with this clause 3.2. Any inaccuracy, discrepancy or other dispute with respect to Holders’ Expenses and/or each Holder’s Pro Rata Share thereof shall be solely on account of Prenetics, without any liability to the Buyer.
4.Post-Completion Adjustment¶
4.1.The Initial Consideration paid by the Buyer shall be subject to further adjustments after the Completion pursuant to clauses 4.2, 4.3 and 4.4 (as applicable), as determined in accordance with Schedule 3.
4.2.If the Actual Working Capital Amount exceeds or is less than the Target Working Capital Amount:
4.2.1where the Actual Working Capital Adjustment exceeds the Estimated Working Capital Adjustment, the Buyer shall pay to the Holders an amount equal to such excess; or
4.2.2where the Actual Working Capital Adjustment is less than the Estimated Working Capital Adjustment, the Holders shall, severally and not jointly, pay the Buyer an amount equal to such shortfall, in either case, in accordance with the provisions of clauses 4.5 and 4.6.
4.3.If the Actual Net Debt:
4.3.1exceeds the Estimated Net Debt, the Holders shall, severally and not jointly, pay the Buyer an amount equal to such excess; or
4.3.2is less than the Estimated Net Debt, the Buyer shall pay to the Holders an amount equal to such shortfall, in either case, in accordance with the provisions of clauses 4.5 and 4.6.
4.4.If the Actual Transaction Expenses:
4.4.1exceed the Estimated Transaction Expenses, the Holders shall, severally and not jointly, pay the Buyer the amount of difference,
4.4.2is less than the Estimated Transaction Expenses, the Buyer shall pay to the Holders an amount equal to such shortfall, in either case, in accordance with the provisions of clauses 4.5 and 4.6.
4.5.The amounts (if any) payable pursuant to clauses 4.2, 4.3 or 4.4 shall be set off against each other so that only any balance payable (such balance being the "Adjustment Amount", and the amount equal to the Initial Consideration as adjusted by the Adjustment Amount being the "Purchase Price") shall be paid on any date on which a payment is to be made pursuant to clause 4.6.
4.6.If the Buyer shall make a payment of Adjustment Amount as determined in accordance with clause 4.5 to the Holders pursuant to this clause 4, the Buyer shall, within ten (10) Business Days of the Determination Date, pay the Adjustment Amount to the Paying Agent, for the Paying Agent to pay to each Holder their respective Pro-Rata Share of the Adjustment Amount by wire transfer of immediately available funds in U.S. Dollars for same day value, to such Holder's Designated Bank Account. If the Holders shall make a payment of Adjustment Amount as determined in accordance with clause 4.5 to the Buyer, then (i) the Buyer, Prenetics and Holders' Representative shall, within five (5) Business Days of the Determination Date, deliver a joint written instruction to the Escrow Agent to pay to the Buyer an amount equal to the Adjustment Amount from the Adjustment Escrow Account to the Buyer's Bank Account; and (ii) solely to the extent the Adjustment Amount exceeds the Adjustment Escrow Amount, then (A) the Holder's Representative and Buyer shall, within five (5) Business Days of the Determination Date, deliver a joint written notice to each Holder; and each Holder shall, within ten (10) Business Days from the date of receipt of such written notice, pay such Holder’s respective Pro-Rata Share of such excess amount to the Buyer by wire transfer of immediately available funds in U.S. Dollars for same day value to the Buyer's Bank Account, or (B) at the Buyer's sole option and discretion, the Buyer may elect to satisfy such shortfall from the Indemnity Escrow Funds, in which case, upon the Buyer’s written request, the Buyer, Prenetics and Holders' Representative shall promptly deliver a joint written instruction to the Escrow Agent to pay to the Buyer an amount equal to such shortfall from the Indemnity Escrow Account to the Buyer's Bank Account.
4.7.Within three (3) Business Days following the determination of the Adjustment Amount in accordance with clause 4.5, or the completion of payments in accordance with in clause 4.6, as applicable, the Buyer, Prenetics and Holders' Representative shall deliver a joint written instruction to the Escrow Agent to distribute the balance of the Adjustment Escrow Account, if any, to the Holders in accordance with their respective Pro-Rata Share pursuant to the terms of the Escrow and Paying Agent Agreement.
5.Conditions¶
5.1.Conditions of Buyer's Obligations at Completion. Completion by the Buyer is conditional on the following Conditions being satisfied, or waived by the Buyer in accordance with clause 5.5 before the Long Stop Date:
5.1.1each of the Holder Warranties and Fundamental Warranties remaining true, accurate and not misleading in all respects as of the date of this Agreement and as at Completion, except to the extent any such Holder Warranty and Fundamental Warranty expressly relates to a specific date (in which case it shall be true, accurate and not misleading in all respects as of such specific date);

5.1.2each of the Warrantor Warranties (other than Fundamental Warranties) shall be true, accurate and not misleading (i) in all respects for those that are qualified by any materiality or similar qualifiers and (ii) in all material respects for those not so qualified, in each case as of the date of this Agreement and as at Completion, except to the extent any such Warrantor Warranty expressly relates to a specific date (in which case it shall be true, accurate and not misleading (i) in all respects if qualified by any materiality or similar qualifiers and (ii) in all material respects if not so qualified, as of such specific date);
5.1.3there having been no material breach by any Holder of its obligations under this Agreement between the date of this Agreement and Completion;
5.1.4sufficient number of Shareholders having entered into this Agreement with the Buyer (whether by way of executing this Agreement on the date of this Agreement or subsequently by way of a duly executed deed of accession to this Agreement), such that the aggregate number of Sale Shares shall represent: (a) more than 90% of the share capital of the Company on a fully-diluted basis, (b) more than 90% of all issued and outstanding Investor Ordinary Shares of the Company, (c) more than 90% of all issued and outstanding Existing Shareholder Ordinary Shares of the Company, and (d) more than 90% of all issued and outstanding Other Ordinary Shares of the Company, in each case, immediately prior to Completion;
5.1.5the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement having been duly approved and adopted by a duly convened board meeting and Shareholders' meeting (including separate meetings of each class of Shareholders) of the Company (or by way of written resolutions of the board of directors and/or the Shareholders in accordance with the Memorandum and Articles of Association of the Company), and the approvals remain in full force and effect as at Completion and not been revoked prior to Completion;
5.1.6any and all consents, approvals and waivers in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement by the Sellers and the Warrantors set out in Part A of Schedule 11 having been obtained and remaining in full force and effect as at Completion, and no such consent, approval or clearance having been revoked or modified prior to Completion;
5.1.7there being no litigation, regulatory action or other legal, regulatory, or other administrative proceedings that would reasonably be expected to prohibit, enjoin, challenge, interfere or delay the consummation of any of the transactions contemplated under this Agreement;
5.1.8no Material Adverse Effect having occurred between the date of this Agreement and Completion;

5.1.9the Company having duly approved and adopted the Amended Articles and approved the Redesignation of Class, effective on and from the Completion Date;
5.1.10the Shareholders' Agreement having been duly amended in accordance with its terms, to provide for automatic termination of the Shareholders' Agreement upon the closing of any transaction resulting in the transfer of more than 90% of the issued and outstanding Shares in the Company for consideration (the "Amended Shareholders' Agreement");
5.1.11ACT Thailand's two minority shareholders other than [***] (i.e. [***] and [***]) having executed appropriate transfer documentation to transfer all of their shares and equity interests in ACT Thailand to Buyer's designated person(s);
5.1.12each of the following accounting and finance related actions having been duly taken and completed to Buyer’s reasonable satisfaction prior to Completion:
5.1.12.1.all Intercompany Debts as of the Completion Date (other than (i) the intercompany loan between [***] and [***] in the principal amount of approximately US$[***] and (ii) intercompany A/R and intercompany A/P that, in each case, arise within 30 days prior to the Completion Date) shall have been fully settled;
5.1.12.2.all Aged A/R shall have been appropriately provisioned and shall be excluded from the calculation of Actual Working Capital;
5.1.12.3.the Company shall have fully paid any underpayment of Royalty Fee for 2023 and 2024 under the LTC Agreement;
5.1.12.4.any and all inventory that expire as of the Completion Date (but excluding those expressly accepted by Prenetics on behalf of CircleDNA) shall have been written-off (and, for the avoidance of doubt, shall be excluded from line item “Inventory” in Schedule 4, Part A for purposes of calculation of Actual Working Capital);
5.1.12.5.the Convertible Bond shall have been fully released and waived (without interest, penalty or other claims) by Prenetics in 2024 and duly reflected in the audited financial report of the Group for the financial year ending on 31 December 2024; and
5.1.12.6.each of the items of Taxes specified in Part A of Schedule 12 shall have been duly filed and paid by the relevant Group Company, and tax receipts evidencing full payment of Taxes thereof shall have been provided to the Buyer;
5.1.13each of the following non-compliances having been appropriately rectified to the Buyer's reasonable satisfaction prior to Completion:

5.1.13.1.[***];
5.1.13.2.[***]; and
5.1.13.3.[***];
5.1.14the following third-party consents and/or waivers with respect to the transactions contemplated under this Agreement having been obtained:
5.1.14.1.[***]; and
5.1.14.2.[***];
5.1.15the Company having entered into the following agreements:
5.1.15.1.a CircleDNA Sequencing Service Agreement with Prenetics for CircleDNA for a period of three years after the Completion; and
5.1.15.2.a Circle DNA Data Sharing and Use Agreement with Prenetics for accessing sequencing data for research purpose;
5.1.16[***]; and
5.1.17the audited financial report of the Group for the financial year ended on 31 December 2024 shall have been submitted to the Buyer.
5.2.Conditions of Sellers' Obligations at Completion. Completion by the Sellers is conditional on the following Conditions being satisfied, or jointly waived by the Holders' Representative (on behalf of the Represented Holders) and each Unrepresented Holder in accordance with clause 5.5 before the Long Stop Date:
5.2.1each of the Buyer Warranties shall be true, accurate and not misleading (i) in all respects for those that are qualified by any materiality or similar qualifiers and (ii) in all material respects for those not so qualified, in each case as of the date of this Agreement and as at Completion, except to the extent any such Buyer Warranty expressly relates to a specific date (in which case it shall be true, accurate and not misleading (i) in all respects for if qualified by any materiality or similar qualifiers and (ii) in all material respects if not so qualified, as of such specific date);
5.2.2any and all consents, approvals and waivers in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement by the Buyer having been obtained and remaining in full force and effect as at Completion, and no such consent, approval or clearance having been revoked or modified prior to Completion; and
5.2.3there being no litigation, regulatory action or other legal, regulatory or other administrative proceedings that would reasonably be expected to prohibit,

enjoin, challenge, interfere or delay the consummation of any of the transactions contemplated under this Agreement.
5.3.Reasonable Endeavours to Satisfy Conditions. Each Seller (in the capacity as a Shareholder) and each Warrantor shall use its reasonable endeavours to achieve satisfaction of each of the Conditions set out in clause 5.1 as soon as possible after the date of this Agreement and in any event not later than the Longstop Date. The Buyer shall use its reasonable endeavours to achieve satisfaction of each of the Conditions set out in clause 5.2 as soon as possible after the date of this Agreement and in any event not later than the Longstop Date.
5.4.Notification. If, at any time, any of the parties becomes aware of a fact or circumstance that might prevent a Condition being satisfied by the Longstop Date, it shall immediately inform the Buyer (in the case of any Seller or any Warrantor becoming aware of such fact or circumstance) or the Warrantors and the Holders' Representative (in the case of the Buyer becoming aware of such fact or circumstance).
5.5.Waiver of Conditions. At any time on or before the Completion Date, the Buyer may waive any Condition set out in clauses 5.1 by Notice to the Holders' Representative on any terms it decides, and (i) the Holders' Representative (on behalf of the Represented Holders may waive any Condition set out in clause 5.2 in respect of the Represented Holders, by Notice to the Buyer on any terms the Holders' Representative decides, or (ii) each Unrepresented Holder may waive any Condition set out in clause 5.2 in respect of itself, by Notice to the Buyer on any terms such Unrepresented Holder decides.
5.6.Cure Period. If the Sellers or the Warrantors fail to satisfy, or procure the satisfaction of, any Condition set out in clauses 5.1 or the Buyer fails to satisfy, or procure the satisfaction of, any Condition set out in clause 5.2 (each a "CP Defaulting Party"), in each case by 5.00 p.m. on the Longstop Date, and the Buyer (if any Seller or any Warrantor is a CP Defaulting Party) or the Holders' Representative (on behalf of the Represented Holders) and the Unrepresented Holders (if the Buyer is a CP Defaulting Party) do not waive such Condition, the CP Defaulting Party shall be entitled to remedy such failure and achieve the satisfaction of the relevant Condition within twenty (20) Business Days after the Longstop Date (the "Cure Period"). If, following expiry of the Cure Period, the relevant Condition remains unsatisfied and the Buyer (for any Condition set out in clause 5.1) or the Holders' Representative (on behalf of the Represented Holders) and the Unrepresented Holders (for any Condition set out in clause 5.2) have not waived such Condition before the expiry of the Cure Period, the CP Non-defaulting Party (as defined below) shall have the option (but shall not be required) to terminate this Agreement by giving written notice to the CP Defaulting Party. In the event of such termination, the Company shall indemnify the Buyer (if any Seller or any Warrantor is the CP Defaulting Party) or the Buyer shall indemnify the Company (if the Buyer is the CP Defaulting Party) (the Buyer or the Company (as applicable) who is being indemnified shall be a "CP Non-defaulting Party") for a breach of the obligations of the Buyer, on the one hand, or the Sellers or Warrantors, on the other hand, under clause 5.3, and keep the CP Non-defaulting Party indemnified, on demand against all external advisor fees and any other fees directly incurred by the CP Non-defaulting Party relating to the transactions contemplated by the Transaction Documents (including the negotiation, preparation, execution and performance by it of this Agreement and of each other Transaction Document), up to the Reimbursement Cap.
5.7.If this Agreement is terminated pursuant to clause 5.6, each party's further rights and obligations cease immediately on termination, but termination does not affect a party's accrued rights and obligations as at the date of termination or its rights and obligations arising as a result of termination, provided that the remedies set forth in clause 5.6 shall be the CP Non-defaulting Party's sole and exclusive remedy for any claim made by CP Non-defaulting Party against the CP Defaulting Party for the termination of this Agreement pursuant to clause 5.6 (unless the termination of this Agreement is as a result of any fraud or wilful misconduct of the CP Defaulting Party).
6.Completion¶
6.1.Completion Date. Subject to the satisfaction or waiver of all Conditions, Completion shall take place via electronic exchange on 1 September, 2025 or such other date as the Buyer and the Sellers may agree in writing (the "Completion Date"). Completion shall be deemed to have occurred and effective as of 12:00am Hong Kong time on the Completion Date.
6.2.Completion Requirements. At Completion, the relevant Sellers, the Warrantors and the Buyer shall each do all those things respectively required of them in Schedule 6 and:
6.2.1the Buyer shall pay the Initial Consideration, less the Adjustment Escrow Amount, less the Indemnity Escrow Amount, less the Tax Indemnity Escrow Amount, and less 50% of the total fees and costs of the Paying Agent and Escrow Agent under the Escrow and Paying Agent Agreement, to the Sellers and Option Holders in accordance with clauses 3.1 and 3.2; and
6.2.2the Buyer shall deposit the Adjustment Escrow Amount into the Adjustment Escrow Account, the Indemnity Escrow Amount into the Indemnity Escrow Account, and the Tax Indemnity Escrow Amount into the Tax Indemnity Escrow Account, in each case, established pursuant to the terms and conditions of the Escrow and Paying Agent Agreement; and
6.2.3the Buyer shall pay the full amount of the fees and costs of Paying Agent and Escrow Agent under the Escrow and Paying Agent Agreement respectively to the Paying Agent and the Escrow Agent.
6.3.No Obligation to Complete by Buyer. The Buyer is not obliged to proceed to Completion unless:
6.3.1the Sellers and Warrantors comply with all their obligations under this clause 6 and Schedule 6; and

6.3.2the sale and purchase of all the Sale Shares is completed simultaneously and, all Sale Shares represent: (a) more than 90% of the share capital of the Company on a fully-diluted basis, (b) more than 90% of all issued and outstanding Investor Ordinary Shares of the Company, (c) more than 90% of all issued and outstanding Existing Shareholder Ordinary Shares of the Company, and (d) more than 90% of all issued and outstanding Other Ordinary Shares of the Company, in each case, immediately prior to Completion.
6.4.No Obligation to Complete by Sellers. The Sellers are not obligated to proceed to Completion unless the Buyer complies with its obligations under this clause 6 and Schedule 6.
6.5.Delivery. All documents and items delivered and payments made in connection with Completion shall be held by the recipient to the order of the person delivering or paying them (as the case may be) until such time as Completion takes place.
6.6.Default. If Completion does not take place on the Completion Date because any Seller, Warrantor or the Buyer (each a "Defaulting Party") fails to comply with any of its obligations under this clause 6 and Schedule 6 (whether or not such failure by such Seller, Warrantor or Buyer would amount to a repudiatory breach at common law), the Buyer (if any Seller or any Warrantor is a Defaulting Party) or the Holders' Representative (on behalf of the Represented Holders) and each Unrepresented Holder (if the Buyer is a Defaulting Party) (in each case, the "Non-defaulting Party") may by Notice to each other parties:
6.6.1proceed to Completion to the extent reasonably practicable;
6.6.2postpone Completion to such date as the Non-defaulting Party may specify (being a date not later than the date on which the Cure Period expires); or
6.6.3terminate this Agreement.
6.7.Postponed Completion Date. If the Non-defaulting Party chooses to postpone Completion to another date in accordance with clause 6.6.2, the provisions of this Agreement apply as if that other date is the relevant Completion Date.
6.8.Termination. If the Non-defaulting Party terminates this Agreement pursuant to clause 6.6.3:
6.8.1the Defaulting Party shall indemnify the Buyer (if any Seller, any Warrantor or the Company is the Defaulting Party) or the Sellers, the Warrantors and the Company (if the Buyer is the Defaulting Party), and keep such party indemnified, on demand against all external advisor fees and any other fees directly incurred by the Non-defaulting Party relating to the transactions contemplated by the Transaction Documents (including the negotiation, preparation, execution and performance by it of this Agreement and of each other Transaction Document), up to the Reimbursement Cap; and

6.8.2each party's further rights and obligations cease immediately on termination and none of the parties shall be liable to the other parties on account of such termination, provided that the remedies set forth in clause 6.8.1 shall be the Non-defaulting Party's sole and exclusive remedy for any claim made by Non-defaulting Party against the Defaulting Party for the termination of this Agreement pursuant to clause 6.6.3 (unless the termination of this Agreement is as a result of any fraud or wilful misconduct of the Defaulting Party).
7.Warranties¶
7.1.Holder Warranties. Each Holder, severally and not jointly, represents and warrants to the Buyer that each Holder Warranty is, solely with respect to himself/herself/itself, true, accurate and not misleading as at the date of this Agreement. Immediately before Completion, each Holder is deemed to, severally and not jointly, represent and warrant to the Buyer that each Holder Warranty is, solely with respect to himself/herself/itself, true, accurate and not misleading by reference to the facts and circumstances as at Completion. For this purpose only, where there is an express or implied reference in a Holder Warranty to the "date of this Agreement", that reference is to be construed as a reference to the Completion Date. Notwithstanding anything to the contrary in this Agreement, each Option Holder shall, severally and not jointly, represent and warrant to the Buyer that each Holder Warranty given by such Option Holder is, solely with respect to himself/herself/itself, true, accurate and not misleading as at the Completion Date only.
7.2.Warrantor Warranties. Save as Disclosed otherwise in the Disclosure Letter, each Warrantor, severally and not jointly, represents and warrants to the Buyer that each Warrantor Warranty is true, accurate and not misleading as at the date of this Agreement. Immediately before Completion and save as Disclosed otherwise in the Disclosure Letter, each Warrantor is deemed to, severally and not jointly, represent and warrant to the Buyer that each Warrantor Warranty is true, accurate and not misleading by reference to the facts and circumstances as at Completion. For this purpose only, where there is an express or implied reference in a Warrantor Warranty to the "date of this Agreement", that reference is to be construed as a reference to the Completion Date.
7.3.Buyer Warranties. The Buyer represents and warrants to the Company and each Holder that each Buyer Warranty is true, accurate and not misleading as at the date of this Agreement. Immediately before Completion, the Buyer is deemed to represent and warrant to the Company and each Holder that each Buyer Warranty is true, accurate and not misleading by reference to the facts and circumstances as at Completion. For this purpose only, where there is an express or implied reference in a Buyer Warranty to the "date of this Agreement", that reference is to be construed as a reference to the Completion Date.
7.4."Disclosed" Defined. Reference to any facts and circumstances being "Disclosed" in this Agreement shall be deemed to be a reference to them being fully, fairly, specifically and accurately disclosed with sufficient details to enable a reasonable buyer to be aware of, identify and determine, the existence, scope and impact of the relevant fact or circumstances on the business, operations and prospects of the relevant Group Company.
7.5.Warranties Independent. Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.
8.Pre-Completion Conduct¶
8.1.Conduct by Group Companies. Between the execution of this Agreement and Completion, the Company shall comply, and the Sellers and Warrantors shall procure that each of the Group Companies complies with, Schedule 10.
8.2.Conduct by Sellers. Between the execution of this Agreement and Completion, no Seller shall:
8.2.1enter into or be involved in any discussion or negotiation with any person except the Buyer in connection with the sale of any Share or any share of any Group Company, the sale or merger of any Group Company or the sale of the business or any part of the business of or the disposal of any of the assets or the business of any Group Company;
8.2.2enter into an agreement or arrangement with any person except the Buyer in connection with the sale of any Share or any share of any Group Company, the sale or merger of any Group Company or the sale of the business or any part of the business of or the disposal of any of the assets of any Group Company; or
8.2.3make available to any person except the Buyer any information relating to the sale of any Share or any share of any Group Company, the sale or merger of any Group Company or the sale of the business or any part of the business of or the disposal of any of the assets of any Group Company.
8.3.Notification. Between the execution of this Agreement and Completion, each Seller shall notify the Buyer immediately if he/she/it or any of his/her/its or his/her/its Affiliates' directors, employees or advisors becomes aware of a matter, fact or circumstance which constitutes or which would or might constitute a breach (whether repudiatory in nature or not) of clauses 7.1 and 7.2 and clause 8.1 or any other provision under this Agreement or which would or might cause a Warranty to be untrue, inaccurate or misleading if given in respect of the matters, facts or circumstances at the relevant time between signing and Completion.
8.4.Reasonable Access. Between the date of this Agreement and the Completion Date, upon reasonable prior notice, the Company shall, and shall cause its and the Group's respective officers, directors and employees, financial advisors, attorneys, accountants, consultants or other advisors, agents and representatives (such persons collectively, "Representatives") to, afford to the Buyer, its Affiliates and their respective Representatives reasonable access without undue interruption during normal business hours, consistent with Applicable Law, to the Group's officers, employees, properties, offices, other facilities and books and records, and shall furnish the Buyer, its Affiliates and their respective Representatives with all financial, operating and other data and information as they may reasonably request.
9.Indemnities¶
9.1.Indemnification by Holders. Subject to the limitations set out in Schedule 9, the Holders ("Indemnifying Parties", each an "Indemnifying Party") shall, severally and not jointly, pro rata in accordance with their respective Indemnification Percentages, defend, hold harmless and indemnify the Buyer, and keep the Buyer indemnified, on demand against any Losses incurred by the Buyer and/or its Affiliates arising (directly or indirectly):
9.1.1out of any Relevant Claim; and
9.1.2from or related to:
(a)all Taxes (or damages resulting from their non-payment) relating any Group Company, and relating to the period up to and including the Completion Date that have not (i) been paid in full on or before the Completion Date; (ii) been fully covered by provisions in the Accounts that have been taken into account in the purchase price adjustments; or (iii) been fully covered by provisions in the Management Accounts, including, but not limited to:
i.any Liabilities for Taxes (whether incurred or assessed before or after Completion Date) in connection with matters (whether acts, omissions, events or business transactions) occurring up to and including Completion Date;
ii.any Liabilities for Taxes relating to capital, equity, income, profits and gains earned or received up to and including the Completion Date; For the avoidance of doubt, any increase in Tax Liabilities or reduction in Tax savings resulting from any loss, unavailability, or reduction in the amount of any Accounts Relief which would be given as a deduction in computing or as a set off against income, profits or gains, or as a credit against Tax, shall not constitute a Loss under this clause 9, to the extent that such loss, unavailability, or reduction is a result of any action or omission of any Holder, Warrantor or Group Company pursuant to this Agreement or any other Transaction Documents or pursuant to an express written request by the Buyer;
iii.any Liabilities for Taxes of another person as a result of its inclusion in a consolidated, combined or group Tax return up to and including the Completion Date; and
iv.all Taxes arising out of or in connection with any payment to or for the benefit of the Holders under this Agreement, including any

Taxes required to be withheld in connection with any payment to or for the benefit of the Holders under this Agreement to the extent they have not been withheld in accordance with this Agreement; and
(b)any Special Tax Claim.
(c)any claim by any Shareholder asserting non-compliance of or failure to adhere to co-sale rights provisions of the Company’s Memorandum and Articles of Association or the Shareholders’ Agreement.
9.2.Third Party Claims.
9.2.1Post Completion, if the Buyer becomes aware of any claim, action or demand being made by a third party against the Buyer or any Group Company which is likely to give rise to a Relevant Claim against an Indemnifying Party under this Agreement (a "Third Party Claim"), the Buyer shall, as soon as practicable and in any event within thirty (30) days of becoming aware of such Third Party Claim, give a written notice (the "Claim Notice") to the relevant Indemnifying Party of the Third Party Claim, describing in reasonable detail the nature of the Third Party Claim, and subject to any applicable confidentiality obligations and Applicable Law, provide a copy of all papers served with respect to such Third Party Claim (if any) and details on the basis for the Buyer's request for indemnification under this Agreement; provided that, no failure or delay in providing such Claim Notice shall constitute a waiver or otherwise modify the Buyer's right to indemnification hereunder, except that the Buyer shall not be entitled to claim, in respect of such Third Party Claim, any Losses which (1) arise directly out of the Buyer's failure to notify the relevant Indemnifying Party within the stipulated timeframe as set out in this clause 9.2.1 or (2) result in the relevant Indemnifying Party being substantially prejudiced by such failure or delay.
9.2.2Upon receipt of a Claim Notice with respect to a Third Party Claim, the relevant Indemnifying Parties shall, to the maximum extent permitted under Applicable Law, have the right to assume the defence of any Third Party Claim by notifying the Buyer in writing within 30 days of receipt of such Claim Notice, and upon delivery of such notice, such Indemnifying Parties shall have the right to fully control and settle the relevant proceeding, provided that any such settlement or admission of fault shall be permitted hereunder only with the written consent of the Buyer (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, the Indemnifying Parties shall not be entitled to assume the defence, contest or control of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal action, (ii) the Third Party Claim seeks an injunction or equitable relief against the Buyer, (iii) the Third Party Claim is or would reasonably be expected to result in Losses in excess of the amounts available for indemnification pursuant to this clause 9, or (iv) the Indemnifying Parties have not acknowledged that such Third Party

Claim is subject to indemnification pursuant to this clause 9. If the Indemnifying Parties assume the defence of a Third Party Claim pursuant to this clause 9.2.2, they shall conduct such defence in good faith.
9.2.3If requested by the Indemnifying Parties and subject to clause 9.2.2, the Buyer shall, at the sole cost and expense of the Indemnifying Parties, and subject to the advice of the separate co-counsel of the Buyer (if any), cooperate reasonably with the Indemnifying Parties and its counsel in contesting any Third Party Claim which the Indemnifying Parties elect to contest, including in connection with the making of any related counterclaim against the Third Party asserting the Third Party Claim or any cross complaint against any person. The Buyer shall have the right to receive copies of all pleadings, notices and communications with respect to such Third Party Claim, other than any privileged communications between the Indemnifying Parties and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defence or settlement of any Third Party Claim assumed by the Indemnifying Parties pursuant to clause 9.2.2.
9.2.4In the event of a Third Party Claim for which the Indemnifying Parties elect not to, or are not entitled to, assume the defence, contest or control, or otherwise fail to make such an election within 30 days of receipt of the relevant Claim Notice or otherwise fail to continue the defence, the Buyer may, at its option, defend, settle, compromise, or pay for, such action or claim at the expense of the Indemnifying Parties.
9.2.5The Buyer shall not be precluded by any of the provisions of this clause 9.2 from claiming against the Indemnifying Parties in respect of any Loss suffered by the Buyer as a result of, or in connection with, a Third Party Claim subject to the limitations as set out in this clause 9 and Schedule 9.
9.3.Relevant Claims.
9.3.1If the Buyer has a Relevant Claim against an Indemnifying Party, it shall, as soon as practicable and in any event within thirty (30) days of becoming aware of the Relevant Claim, give a written notice (stating in reasonable detail the nature of the Relevant Claim and, if practicable, an estimate of the amount claimed) (the "Indemnity Notice") to the relevant Indemnifying Party and the Escrow Agent; provided that, no failure or delay in providing such Indemnity Notice shall constitute a waiver or otherwise modify the Buyer's right to indemnification hereunder, except that the Buyer shall not be entitled to claim, in respect of such Relevant Claim, any Losses which (1) arise directly out of the Buyer's failure to notify the relevant Indemnifying Party within the stipulated timeframe as set out in this clause 9.3.1 or (2) result in the relevant Indemnifying Party being substantially prejudiced by such failure or delay. If the Indemnifying Parties do not notify the Buyer within 30 days from its receipt of the Indemnity Notice that the Indemnifying Parties dispute such

Relevant Claim, the Indemnifying Parties shall be deemed to have accepted and agreed with such Relevant Claim.
9.3.2Where an Indemnity Notice is given under clause 9.3.1, without prejudice to the validity of the Relevant Claim or alleged Relevant Claim in question, the Buyer shall allow, and shall procure that the Group Companies allows, the relevant Indemnifying Party to investigate the matter or circumstance alleged to give rise to such Relevant Claim. For such purpose and at such Indemnifying Party's cost, the Buyer shall provide, and shall procure that the relevant Group Company provides, all reasonable information to such Indemnifying Party, including reasonable access to premises and personnel at reasonable office hours, and the right to examine and copy any accounts, documents and records of the Company, all to the extent reasonably requested by the Indemnifying Party's representative and necessary for the latter to assess the matter of the Relevant Claim in question and subject to appropriate arrangements being made to maintain commercial confidentiality and privilege, including without limitation execution of a confidentiality agreement in form satisfactory to the Buyer before any information is shared, and redaction of commercially sensitive or privileged information as solely determined by the Buyer, provided that any such request shall be with at least ten (10) Business Days prior written notice to Buyer and/or relevant Group Company, and shall not in any event disrupt or negatively impact business operation of relevant Group Company.
9.4.Payment of Indemnity Amount; Right to Set-off against Indemnity Escrow Fund.
9.4.1If the amount of Losses with respect to any Relevant Claim is agreed or deemed to be agreed to be owed to the Buyer in accordance with clause 9.3, subject always to the limitations set out in Schedule 9, the Buyer shall be entitled to (i) first, deduct an amount equal to such Losses from the Indemnity Escrow Fund in satisfaction of the Relevant Claim, by delivering a joint written instruction with Prenetics and the Holders' Representative to the Escrow Agent to pay such amount from the Indemnity Escrow Account to the Buyer's Bank Account, pursuant to the terms of the Escrow and Paying Agent Agreement; and (ii) second, if the then available Indemnity Escrow Fund is insufficient to cover the full amount of such Losses or if the Indemnity Escrow Fund has already been released to the Indemnifying Parties pursuant to clause 9.4.2, each Indemnifying Party shall, within ten (10) Business Days following the date the amount of Losses is determined, agreed or deemed agreed to be owed, pay to the Buyer such Indemnifying Party’s Indemnification Percentage of the excess amount; provided that, in case of any Holder Individual Claim, the Buyer shall not have the right to set-off any Losses against the Indemnity Escrow Fund; provided further that, the remaining provisions of this clause 9.4.1 shall apply to a Holder Individual Claim.
9.4.2Within three (3) Business Days following the Expiration Date, the Buyer, Prenetics and the Holders' Representative shall deliver a joint written instruction to the Escrow Agent to release the then available Indemnity

Escrow Fund in full to the Indemnifying Parties in accordance with their respective Indemnification Percentage, pursuant to the terms of the Escrow and Paying Agent Agreement.
9.5.Payment of Special Tax Indemnity Amount; Right to Set-off against Tax Indemnity Escrow Fund.
9.5.1If the amount of Losses with respect to any Special Tax Claim is agreed or deemed to be agreed to be owed to the Buyer in accordance with the same procedures set out in clause 9.3, the Buyer shall be entitled to (i) first, deduct an amount equal to such Losses from the Tax Indemnity Escrow Fund in satisfaction of the Tax Claim, by delivering a joint written instruction with Prenetics and the Holders' Representative to the Escrow Agent to pay such amount from the Tax Indemnity Escrow Account to the Buyer's Bank Account, pursuant to the terms of the Escrow and Paying Agent Agreement; and (ii) second, if the then available Tax Indemnity Escrow Fund is insufficient to cover the full amount of such Losses or if the Tax Indemnity Escrow Fund has already been released to the Indemnifying Parties pursuant to clause 9.5.2, each Indemnifying Party shall, within ten (10) Business Days following the date the amount of Losses is determined, agreed or deemed agreed to be owed, pay to the Buyer such Indemnifying Party’s Indemnification Percentage of the excess amount. Notwithstanding anything to the contrary herein, the Tax Indemnity Escrow Fund shall not be used or drawn to satisfy any Relevant Claim other than a Special Tax Claim.
9.5.2Within three (3) Business Days following the Special Tax Expiration Date, the Buyer, Prenetics and the Holders' Representative shall deliver a joint written instruction to the Escrow Agent to release the then available Tax Indemnity Escrow Fund in full to the Indemnifying Parties in accordance with their respective Indemnification Percentage, pursuant to the terms of the Escrow and Paying Agent Agreement.
10.Termination¶
10.1.Termination before Completion. This Agreement may be terminated prior to the Completion as between the Sellers and the Buyer:
10.1.1by mutual written consent between the Holders' Representative (on behalf of the Represented Holders), each Unrepresented Holder, and the Buyer;
10.1.2by written notice by the CP Non-defaulting Party, in accordance with clause 6.6; or
10.1.3by written notice by the Non-defaulting Party, in accordance with clause 6.6.3.
10.2.Effect of Termination. If this Agreement is terminated pursuant to clause 10.1, this Agreement shall have no further force and effect, except for provisions of clauses 1, 10 14-18, 20-22 which shall survive such termination indefinitely (other than as expressly provided therein), provided that nothing in clause 10.1 or this clause 10.2 shall be deemed to release any party from any Liability for any breach by such party of the terms of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.
11.Holders' Representative¶
11.1.Appointment. The Represented Holders and the Company hereby acknowledge and agree that, by virtue of the approval of the transactions contemplated by this Agreement by the Represented Holders and without further action of any of the Represented Holders or the Company, [***] is hereby irrevocably appointed as the Holders' Representative and shall have full power and authority, for the benefit of the Represented Holders as the exclusive agent and true and lawful attorney-in-fact to act on behalf of each Represented Holder under this Agreement, in connection with, and to facilitate the consummation of, the transactions contemplated by this Agreement. Such agency and appointment includes the power and authority, as the Holders' Representative may deem necessary or desirable in his sole discretion: (a) to negotiate, execute and deliver such waivers, consents and amendments (other than any written consent of the Represented Holders adopting this Agreement or appointing the Holders' Representative) under this Agreement and the consummation of the transactions contemplated by this Agreement; (b) to refrain from enforcing any right of the Represented Holders arising out of or in any way relating to this Agreement; provided, however, that no such failure to act, except as otherwise expressly provided in this Agreement, shall be deemed a waiver of any such right or interest by the Holders' Representative or the Represented Holders unless such waiver is a writing signed by the Holders' Representative or waiving party; (c) as the Holders' Representative, to enforce and protect the interests and rights of the Represented Holders and the rights and interests of such persons arising out of or in any manner relating to this Agreement and the transactions contemplated by this Agreement, and to take any and all actions under this Agreement for and on behalf of the Represented Holders, including, consenting to, compromising or settling any such claims, negotiating with the Buyer and its representative regarding such claims, and, in connection therewith, to (i) investigate, contest, defend or litigate any claim, action, proceeding or investigation initiated by the Buyer, against the Holders' Representative and/or any of the Represented Holders, and receive process on behalf of any or all Represented Holders therefor and compromise or settle, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (ii) assert any claim or institute any action, proceeding or investigation; (iii) settle or compromise any claims asserted under this Agreement; (iv) file any proofs of debt, claims and petitions; and (v) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, provided that the Holders' Representative shall not have any obligation to take any such actions, and shall not have any Liability for the failure to so take any such action; (d) assert any claim or institute any action, proceeding or investigation; and (e) to make, execute, and deliver all such other agreements, payments, receipts, guarantees, endorsements, notices, requests, instructions, certificates, letters, stock powers, and other writings, and, in general, to do any and all things and to take any and all action that the Holders' Representative, in its sole and absolute discretion, may deem necessary, proper or convenient in connection with or to carry out the transactions contemplated by this

Agreement or otherwise in connection with the subject matter of this Agreement. Notwithstanding the foregoing, the Holders' Representative shall have no obligation to act on behalf of the Represented Holders, except as expressly provided herein, and for purposes of clarity, there are no obligations of the Holders' Representative in any ancillary agreement, schedule, exhibit or the Disclosure Letter. The Holders' Representative may be changed by the holders of a majority in interest of the Represented Holders as determined by the Sale Shares of each Represented Holder upon not less than ten (10) days' prior written notice to all of the Represented Holders and to Buyer. If the Holders' Representative shall resign, a replacement shall be promptly named by the holders of a majority in interest of the Represented Holders as determined by the Sale Shares of each Represented Holder; if the Represented Holders fails to name a replacement of Holders' Representative within 10 days from the resignation, all Represented Holders agree that they shall apply with the court for a court-appointed representative. No bond shall be required of the Holders' Representative.
11.2.Expenses. The Represented Holders shall indemnify, defend and hold harmless the Holders' Representative from and against any and all losses, claims, damages, Liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the "Holders' Representative Expenses") incurred without gross negligence or wilful misconduct on the part of the Holders' Representative and arising out of or in connection with the acceptance or administration of its duties hereunder. Such Holders' Representative Expenses may be recovered from any distribution or other amounts otherwise distributable to the Represented Holders and/or directly from the Represented Holders. The Represented Holders acknowledge that the Holders' Representative shall not be required to expend or risk its own funds or otherwise incur any financial Liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, or the transactions contemplated hereby or thereby. Furthermore, the Holders' Representative shall not be required to take any action unless the Holders' Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Holders' Representative against the costs, expenses and Liabilities which may be incurred by the Holders' Representative in performing such actions. The Holders' Representative shall be entitled to: (i) rely upon any signature believed by it to be genuine, and (ii) reasonably assume that a signatory has proper authorisation to sign on behalf of the applicable Represented Holder or other party.
11.3.Survival. All of the indemnities and immunities granted to the Holders' Representative under this Agreement shall survive Completion, the resignation or removal of the Holders' Representative, and/or any termination of this Agreement. All of the indemnities, immunities and powers granted to the Holders' Representative under this Agreement (i) are coupled with an interest, shall be irrevocable and shall survive the death, incompetency, bankruptcy or liquidation of any Represented Holder and shall be binding on any successor thereto and (ii) shall survive the consummation of the transactions contemplated by this Agreement. Any action taken by the Holders' Representative pursuant to the authority granted hereunder or otherwise under this

Agreement shall be effective and absolutely binding on each Represented Holder and such Represented Holder's successors as if expressly confirmed and ratified in writing by such Represented Holder notwithstanding any contrary action of or direction from such Represented Holder, and all defences which may be available to any Represented Holder to contest, negate or disaffirm the action of the Holders' Representative taken in good faith under this Agreement are waived.
11.4.Reliance by Buyer. The Buyer shall have the right to rely upon all actions taken or omitted to be taken by the Holders' Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Represented Holders, and the Buyer shall have no obligation to monitor or supervise the performance of the obligations of the Holders' Representative. The Buyer shall not be liable to any of the Represented Holders for any action taken or omitted to be taken by the Holders' Representative.
11.5.Power of Attorney. With respect to the Escrow and Paying Agent Agreement only, each of the Unrepresented Holders irrevocably and unconditionally appoints the Holders' Representative as its exclusive agent and true and lawful attorney-in-fact attorney to negotiate, execute and deliver the Escrow and Paying Agent Agreement for and on behalf of such Unrepresented Holder, and to take any and all actions under the Escrow and Paying Agent Agreement for and on behalf of the Unrepresented Holders.
12.Undertakings by the Sellers¶
12.1.Non-Disparagement. Each Holder undertakes to the Buyer, acting for himself/herself/itself that he/she/it will not, and will procure that none of its Affiliates will, do any of the following things, whether directly or indirectly and whether alone or jointly with, or on behalf of, or as agent for, any other person or as shareholder, partner, director, principal, consultant, officer, agent, employee or otherwise, for a period of two (2) years starting on the date of this Agreement, do or say anything which is harmful to a Group Company's goodwill (subsisting as at the date of this Agreement) or which would reasonably be expected to lead a person who has dealt with a Group Company at any time during the twelve (12) months prior to the date of this Agreement to cease to deal with a Group Company on substantially equivalent terms to those previously offered or at all.
12.2.Non-Competition; Non-Solicitation.
Each Holder (other than any Financial Investor Seller and any Option Holder) (each a "Covenantor") undertakes to the Buyer, acting for himself/herself/itself that he/she/it will not, and will procure that none of its Affiliates will, do any of the following things, whether directly or indirectly and whether alone or jointly with, or on behalf of, or as agent for, any other person or as shareholder, partner, director, principal, consultant, officer, agent, employee or otherwise:
12.2.1for a period of one (1) year starting on the date of this Agreement, carry on or be engaged, concerned or interested in or assist a business which competes, directly or indirectly, with the Business of the Group as carried on as at the date of this Agreement in a territory in which such Business is carried (a "Competing Business"); provided that, this clause 12.2.1 shall not prohibit or otherwise restrict any Covenantor from carrying on or being engaged, concerned or interested in or assisting an ongoing Competing Business of such Covenantor prior to the date of this Agreement (including, in the case of Prenetics, its interests in CircleDNA and Insighta).
12.2.2for a period of two (2) years starting on the date of this Agreement, in respect of the products or services of the Business of the Group, either seek to obtain orders from, or do business with, or encourage another person to obtain orders from or do business with, a person who has been a customer of the Group at any time during the twelve (12) months prior to the date of this Agreement for the products or services of such Business in its territory of operation;
12.2.3for a period of two (2) years starting on the date of this Agreement, solicit or contact with a view to his/her engagement or employment by another person, a director, officer, employee or manager of a Group Company or a person who was a director, officer, employee or manager of a Group Company at any time during the twelve (12) months prior to the date of this Agreement, in either case where the person in question either has any Protected Information or would be in a position to exploit a Group Company's trade connections, except where such solicitation or contact results from general job postings or public job advertisements; and
12.2.4for a period of two (2) years starting on the date of this Agreement, engage or employ a director, officer, employee or manager of a Group Company or a person who was a director, officer, employee or manager a Group Company at any time during the twelve (12) months prior to the date of this Agreement, in either case where the person in question either has any Protected Information or would be in a position to exploit a Group Company's trade connections, except where such engagement or employment results from general job postings or public job advertisements.
12.3.Release. From and after Completion, each Holder, on behalf of itself and its Affiliates, predecessors, successors, assigns, heirs, executors, legatees, administrators, beneficiaries and Representatives (the "Seller Releasing Parties"), fully, finally and irrevocably release, acquit and forever discharge the Group Companies and each of their respective Affiliates, predecessors, successors, assigns, heirs, executors, legatees, administrators, beneficiaries and Representatives (collectively, the "Seller Released Parties") from any and all commitments, Actions, claims, losses, Liabilities and costs and expenses of every kind and nature whatsoever, whether arising from any express, implied, oral or written agreement, contract, arrangement, commitment or otherwise, known or unknown, past, present or future, at law or in equity, contingent or otherwise, except those arising out of or in connection with this Agreement or any other Transaction Document (collectively, a "Potential Claim"), that such Seller Releasing Parties, or any of them, had, has or may have in the future against the Seller Released Parties, or any of them, for any matter, cause or thing relating to the Group

Companies and occurring at any time prior to Completion (the "Seller Released Matters").
12.3.1Each Holder irrevocably covenants to refrain from, and to cause any of the Seller Releasing Parties to refrain from, directly or indirectly asserting any Potential Claim or commencing, instituting or causing to be commenced, any Action of any kind against any of the Seller Released Parties, in any forum whatsoever (including any administrative agency), with respect to any of the Seller Released Matters.
12.3.2This Clause 12.3 may be pleaded by the Seller Released Parties as a full and complete defence and may be used as the basis for any injunction against any Action instituted or maintained against them in violation of clause 12.3. Each Holder waives any requirement of the posting of any bond in connection with such injunction. If any Potential Claim is brought or maintained by any Holder or any Seller Releasing Party against the Seller Released Parties in violation of clause 12.3, such Holder or the applicable Seller Releasing Party will be responsible for all costs and expenses, including reasonable attorneys' fees, incurred by the Seller Released Parties in defending the same.
12.4.Interpretation. For the avoidance of doubt, all references to "Group Company", "Group Companies" or "Group" in this clause 12 shall not include the Buyer or its Affiliate before or after the Completion.
13.Further Undertakings
14.Confidential Information¶
14.1.Protected Information. Each party undertakes to the other parties, that before and after Completion such party shall:
14.1.1not use or disclose to any person Protected Information he/she/it has or acquires;
14.1.2make every effort to erase from any computer under the control of any party any document, disk or file containing, reflecting or generated from any Protected Information, and following such erasure, not attempt to recover such material;
14.1.3make every effort to prevent the use or disclosure of Protected Information; and
14.1.4procure that each of his/her/its Affiliates complies with sub-clauses 14.1.1 to 14.1.3.
14.2.Permitted Disclosure. Clause 14.1 does not apply to disclosure of Protected Information:
14.2.1to the extent that it is generally known to the public not as a result of a breach of any duty of confidentiality;

14.2.2to a director, officer or employee of the Buyer or of a Group Company whose function requires him to have the Protected Information;
14.2.3to the extent that it is required to be disclosed by Applicable Law, by a rule of a listing authority by which any party's shares or shares of such party's holding company are listed, by a stock exchange on which such party's shares or shares of such party's holding company are listed or traded, or by a Government Authority or other authority with relevant powers to which the party disclosing the Protected Information is subject or submits, whether or not the requirement has the force of law provided that the disclosure shall so far as is practicable be made after consultation with the Buyer (if the disclosing party is any Holder) or the Holders (if the disclosing party is the Buyer) and after allowing such party the opportunity to contest such disclosure and after taking into account such party's reasonable requirements as to its timing, content and manner of making or despatch; or
14.2.4to an adviser for the purpose of advising such party in connection with the transactions contemplated by this Agreement and the Transaction Documents, provided that such disclosure is essential for these purposes and is on the basis that clause 14.1 applies to the disclosure by the adviser.
15.Announcements¶
15.1.Announcement. Subject to clause 15.2, no party may, before or after Completion, make, issue or send a public announcement, communication or circular concerning the transactions referred to in this Agreement and any other Transaction Document unless he/she/it has first obtained the other parties' prior written consent.
15.2.Permitted Announcement. Clause 15.1 does not apply to a public announcement, communication or circular, required by Applicable Law, by a rule of a listing authority by which the Buyer's or Holder's shares or shares of the Buyer's or Holder's holding company are listed, by a stock exchange on which the Buyer's or Holder's shares or shares of the Buyer's or Holder's holding company are listed or traded or by a Government Authority or other authority with relevant powers to which the Buyer or Holder or the Buyer's or Holder's holding company is subject or submits, whether or not the requirement has the force of law, provided that the public announcement, communication or circular shall so far as is practicable be made after consultation with the Buyer and after taking into account the reasonable requirements of the Buyer as to its timing, content and manner of making or despatch.
16.Costs¶
16.1.Costs and Expenses. Except where this Agreement or the relevant Transaction Document provides otherwise, each party shall pay its own fees, costs, expenses and Taxes relating to the negotiation, preparation, execution and performance by it of this Agreement and the other Transaction Documents.

16.2.Finder's Fee. In the event any party incurs any finder's fees (if any) in connection with the transactions contemplated under this Agreement and the other Transaction Documents, such party shall be solely responsible for any such fees.
16.3.Holders' Expenses Allocation. All costs and expenses incurred by the Holders in connection with the transactions contemplated under this Agreement, including but not limited to legal, accounting, advisory, and regulatory filing fees (the "Holders' Expenses") shall be borne by Prenetics, and each other Holder shall pay Prenetics its Pro-Rata Share of the Holders' Expenses. The parties hereby agree that such Holders' Expenses may be recovered by Prenetics from any distribution or other amounts otherwise distributable or payable to the other Holders pursuant to this Agreement and/or directly from the other Holders.
17.General¶
17.1.The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.
17.2.Except with respect to fraud, wilful misconduct or gross negligence, the remedies provided in this Agreement shall be the parties' sole and exclusive remedy for any and all breaches of the representations, warranties and/or covenants contained herein or in any certificate delivered pursuant to this Agreement or any claims arising relating to or arising from or in connection with this Agreement, the transactions contemplated by this Agreement or any other certificate delivered pursuant hereto, in all cases, except for claims based on fraud, wilful misconduct or gross negligence.
17.3.Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.
17.4.If a party fails to pay a sum due from it under this Agreement on the due date of payment in accordance with the provisions of this Agreement, that party shall pay interest on the overdue sum from the due date of payment until the date on which its obligation to pay the sum is discharged at the rate per annum of one per cent (1%). Interest accrues and is payable from day to day.
17.5.All payments made by any Holder under this Agreement shall be made gross, free of right of counterclaim or set-off and without deduction or withholding of any kind other than any deductions or withholding required by Applicable Law.
17.6.If a party makes a deduction or withholding required by Applicable Law from a payment made pursuant to this Agreement for a breach of the Agreement or any payment by way of indemnity or of a compensatory nature under this Agreement, the sum due from the payer shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the recipient receives a sum equal to the sum it would have received had no deduction or withholding been made.

17.7.If a payment made pursuant to this Agreement for a breach of the Agreement or any payment by way of indemnity or of a compensatory nature under this Agreement will be or has been subject to Tax in the hands of the payee (or would have been subject to Tax in the hands of the payee but for the availability of Relief), the payer shall pay to the recipient the amount (after taking into account Tax payable in respect of the amount or that would be payable but for the availability of Relief) that will ensure that the recipient receives and retains a net sum equal to the sum it would have received had the payment not been subject to Tax (or not been subject to Tax disregarding the availability of Relief).
17.8.Except as provided in clause 18.4, a person who is not a party to this Agreement has no right under the Third Parties Ordinance to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from the Third Parties Ordinance.
17.9.Each of the parties agrees to perform (or procure the performance of) all such acts and things and/or to execute and deliver (or procure the execution and delivery of) all such documents, as may be required by Applicable Law or as may be necessary or reasonably requested by the Buyer for giving full effect to the Transaction Documents and securing to the Buyer the full benefit of the rights, powers and remedies conferred upon the Buyer by the Transaction Documents. Unless otherwise agreed, each party shall be responsible for its own costs and expenses incurred in connection with the provisions of this clause 17.9.
17.10.If, at any time, any provision of this Agreement is or becomes void, illegal, invalid or unenforceable in any respect, whether pursuant to any judgment or otherwise:
17.10.1that voidness, illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of any other provision of this Agreement; and
17.10.2the void, illegal, invalid or unenforceable provision shall be deemed never to have been a part of this Agreement.
18.Entire Agreement¶
In this clause 18, "Representation" means an assurance, commitment, condition, covenant, guarantee, indemnity, representation, statement, undertaking or warranty of any sort whatsoever (whether contractual or otherwise, oral or in writing, or made negligently or otherwise).
18.1.The Transaction Documents constitute the entire agreement between the parties. They supersede any previous agreements relating to the subject matter of the Transaction Documents, and set out the complete legal relationship of the parties arising from or connected with that subject matter.
18.2.Accordingly, the Buyer:
18.2.1represents and agrees that:

(a)no Holder or adviser to the Holders has made any Representation that the Buyer considers material which is not set out in the Transaction Documents; and
(b)it has not entered into the Transaction Documents in reliance on any Representation except those set out in the Transaction Documents, and will not contend to the contrary; and
18.2.2for the avoidance of doubt, agrees that:
(a)no adviser to the Holders has any Liability to the Buyer for any Representation except set out where third parties have given opinions etc.;
(b)the Holders have no Liability of any kind to the Buyer for any Representation except in respect of those set out in the Transaction Documents; and
(c)its only rights and remedies in respect of any Representations are those rights and remedies set out in the Transaction Documents.
18.3.Likewise, each Holder:
18.3.1represents and agrees that:
(a)no adviser to the Buyer or provider of finance to the Buyer has made any Representation that such Holder considers material which is not set out in the Transaction Documents, and
(b)it has not entered into the Transaction Documents in reliance on any Representation except those set out in the Transaction Documents, and will not contend to the contrary; and
18.3.2for the avoidance of doubt, agrees that:
(a)no adviser to the Buyer or provider of finance to the Buyer has any Liability to any Holder for any Representation except set out where third parties have given opinions etc.;
(b)the Buyer has no Liability of any kind to any Holder for any Representation except in respect of those set out in the Transaction Documents; and
(c)its only rights and remedies in respect of any Representations are those rights and remedies set out in the Transaction Documents.

18.4.Each Affiliate of the Buyer or any Holder, the advisers to the Buyer, the advisers to any Holder and providers of finance to the Buyer may enforce the terms of this clause 18 subject to and in accordance with the provisions of the Third Parties Ordinance.
18.5.Nothing in this clause 18 shall have the effect of limiting any Liability arising from fraud.
19.Assignment, Amendment and Modification¶
19.1.This Agreement is personal to each Holder. Accordingly, no Holder shall assign, transfer, declare a trust of the benefit of or in any other way alienate any of its rights under this Agreement whether in whole or in part.
19.2.Each Holder agrees that the benefit of every provision in this Agreement is given to the Buyer for itself and its successors in title and assigns. Accordingly, the Buyer (and its successors and assigns) may, without the consent of the Holders, assign the benefit of all or any of the Holders' obligations under this Agreement and/or any other benefit arising under or out of this Agreement.
19.3.This Agreement may not be amended, restated or otherwise modified except by a written instrument specifically referring to this Agreement that is executed by the Company, the Buyer and the Holders.
20.Notices¶
20.1.A notice or other communication under or in connection with this Agreement (a "Notice") shall be:
20.1.1in writing;
20.1.2in English; and
20.1.3delivered personally or sent by courier by an internationally recognised courier company (e.g. FedEx, DHL) or by email, to the party due to receive the Notice at its address set out in clause 20.3 or to such other address, person or email address as the party may specify by not less than seven (7) days' written notice to the other party received before the Notice was despatched.
20.2.In the absence of evidence of earlier receipt, a Notice shall be deemed to have been duly given if:
20.2.1delivered personally, when left at the address referred to in sub-clause 20.1.3;
20.2.2sent by courier, two (2) Business Days after posting it; and
20.2.3sent by email, when the email is sent.
20.3.The address referred to in sub-clause 20.1.3 is:

Name of party	Address	Email address	Marked for the attention of
a Seller	As set out in column (A) in Part A of Schedule 1 opposite the name of such Seller	As set out in column (A) in Part A of Schedule 1 opposite the name of such Seller	As set out in column (A) in Part A of Schedule 1 opposite the name of such Seller
an Option Holder	As set out in column (A) in Part B of Schedule 1 opposite the name of such Option Holder	As set out in column (A) in Part B of Schedule 1 opposite the name of such Option Holder	As set out in column (A) in Part B of Schedule 1 opposite the name of such Option Holder
Holders' Representative	c/o the Company, [***]	[***]	[***]
The Company	[***]	[***]	[***]
The Buyer	[***]	[***] [***]	[***]; [***].

20.4.Each Represented Holder agrees and acknowledges that any Notice duly given under this clause 20 to the Holders' Representative shall be deemed to be given to all of the Represented Holders.
21.Governing Law¶
21.1.This Agreement is governed by, and shall be construed in accordance with, the laws of Hong Kong.
22.Dispute Resolution¶
22.1.Any dispute, controversy or claim arising in any way out of or in connection with this Agreement (including: (1) any issue regarding contractual, pre-contractual or non-contractual rights, obligations or Liabilities; and (2) any issue as to the existence, validity, breach or termination of this Agreement) (a "Dispute") shall be referred to and finally resolved by binding arbitration administered by the Hong Kong International Arbitration Centre ("HKIAC") in accordance with the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with such Rules (the "Rules"). The Rules are deemed to be incorporated by reference into this clause and as may be amended by the rest of this clause.
22.2.The arbitration shall be conducted as follows:

22.2.1The arbitration tribunal ("Tribunal") shall consist of three (3) arbitrators. The claimant(s) and the respondent(s) shall each nominate one (1) arbitrator, and the two (2) arbitrators thus appointed shall nominate the third arbitrator who shall be the presiding arbitrator; if the claimant(s) or the respondent(s) fails to appoint the arbitrator within fourteen (14) days of a request to do so from the other party(ies), or if the two (2) arbitrators fail to nominate the third arbitrator within fourteen (14) days after the appointment of the second arbitrator, the appointment shall be made, upon request of a party, by the HKIAC in accordance with the Rules.
22.2.2The seat of the arbitration shall be Hong Kong. This clause 22 shall be governed by the laws of Hong Kong.
22.2.3The language of the arbitration proceedings shall be English.
22.2.4Any award of the Tribunal shall be made in writing and shall be final and binding on the parties from the day it is made. The parties undertake to carry out any award without delay.
22.2.5The parties waive any right to apply to any court of law and/or other judicial authority to determine any preliminary point of law and/or review any question of law and/or the merits, insofar as such waiver may validly be made. The parties shall not be deemed, however, to have waived any right to challenge any award on the ground that the Tribunal lacked substantive jurisdiction and/or on the ground of serious irregularity affecting the Tribunal, the proceedings or the award to the extent allowed by the law of the seat of arbitration. Nothing in this clause 22 shall be construed as preventing any party from seeking conservatory or interim relief from any court of competent jurisdiction.
23.Counterparts¶
This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

Schedule 1
SELLERS AND OPTION HOLDERS
Part A: Sellers
[***]
Part B: Option Holders
[***]
Part C: Unrepresented Holders
[***]

Schedule 2
INFORMATION ABOUT THE COMPANY
AND THE SUBSIDIARIES
Part A
THE COMPANY

Name of company and registered number	ACT Genomics Holdings Company Limited (No. MC-336039)
Place of incorporation	Cayman Islands
Company Type	Exempted Company with Limited Liability
Date of incorporation	20 April 2018
Directors	1.YEUNG Danny Sheng Wu 2.LO Hoi Chun, Stephen 3.[***] 4.[***] 5.[***]
Company registered office provider	Maples Corporate Services Limited
Registered Office	PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
Issued Share Capital	●[***]
Shareholders	Prenetics (73.3%)
Accounting Reference Date	31 December

Part B
THE SUBSIDIARIES

Name of company and registered number	ACT Genomics Co., Ltd. 行動基因生技股份有限公司 (No. 54650959)
Place of incorporation	Taiwan (R.O.C.)
Company Type	Private Company Limited by Shares
Date of incorporation	25 November 2013
Directors / Representatives	1.[***] 2.[***] 3.YEUNG Danny Sheng Wu
Supervisor	[***]
Company secretary	N/A
Registered Office	3F., No. 345, Xinhu 2nd. Rd., Neihu Dist., Taipei, Taiwan 台北市內湖區新湖二路345號3樓
Issued Share Capital	[***]
Shareholders	[***]
Accounting Reference Date	31 December

Name of company and registered number	ACT Genomics (Hong Kong) Limited 行動基因(香港)股份有限公司 (No. 2243121)
Place of incorporation	Hong Kong
Company Type	Private Company Limited by Shares
Date of incorporation	28 May 2015
Directors	1.[***] 2.[***] 3. YEUNG Danny Sheng Wu
Company secretary	[***]
Registered Office	Unit 803-807, 8/F, Building 15W, No. 15 Science Park West Avenue, Hong Kong Science Park, Pak Shek Kok, N.T., Hong Kong
Issued Share Capital	[***]
Shareholders	[***]
Accounting Reference Date	31 December

Name of company and registered number	ACT Genomics (Singapore) Pte. Ltd. 行動基因(新加坡)私人有限公司 (No. 201536840C)
Place of incorporation	Singapore
Company Type	Private Company Limited by Shares
Date of incorporation	6 October 2015
Directors	1.[***] 2. [***] 3. YEUNG Danny Sheng Wu 4. [***]
Company secretary	[***]
Registered Office	1 Phillip Street, Royal One Philip, Singapore 048692
Issued Share Capital	[***]
Shareholders	[***]
Accounting Reference Date	31 December

Name of company and registered number	ACT Genomics (Japan) K.K. アクトゲノミクス日本株式会社公司 (No. 0104-01-130615)
Place of incorporation	Japan
Company Type	Private Company Limited by Shares
Date of incorporation	29 March 2017
Directors	1. YEUNG Danny Sheng Wu 2. [***] 3.[***] (Director change in progress)
Company secretary	N/A
Registered Office	TTD Building, No. 18, Sanada Ichome, Minato-ku, Tokyo 东京都港区三田一丁目2番18 号TTD ビル
Issued Share Capital	[***]
Shareholders	[***]
Accounting Reference Date	31 December

Name of company and registered number	ACT Genomics (IP) Limited 行動基因(智財)有限公司 (No. 2839434)
Place of incorporation	Hong Kong
Company Type	Private Company Limited by Shares
Date of incorporation	11 June 2019
Directors	1.[***] 2.[***] 3.YEUNG Danny Sheng Wu
Company secretary	[***]
Registered Office	Unit 10, 9/F, Island Place Tower, Island Place, 510 King’s Road, North Point, Hong Kong
Issued Share Capital	[***]
Shareholders	[***]
Accounting Reference Date	31 December

Name of company and registered number	ACT Genomics HK Lab Limited (No. 2848931)
Place of incorporation	Hong Kong
Company Type	Private Company Limited by Shares
Date of incorporation	5 July 2019
Directors	1.YEUNG Danny Sheng Wu 2.TZANG Lawrence 3.[***]
Company secretary	[***]
Registered Office	Unit 10, 9/F, Island Place Tower, Island Place, 510 King’s Road, North Point, Hong Kong
Issued Share Capital	[***]
Shareholders	[***]
Accounting Reference Date	31 December

Name of company and registered number	MC Diagnostics Limited (No. 5843597)
Place of incorporation	England and Wales
Company Type	Private Company Limited by Shares
Date of incorporation	12 June 2006
Directors	1.YEUNG Danny Sheng Wu 2.[***] 3.[***] 4.[***] 5.[***]
Company secretary	N/A
Registered Office	1 Hawkshead Rd Croft Technology Park, Bromborough, Wirral, United Kingdom, CH62 3RJ
Issued Share Capital	[***]
Shareholders	[***]
Accounting Reference Date	31 December

Name of company and registered number	AM Robotics 2018 Ltd (No. 11173912) (in the process of being struck off in accordance with Applicable Law)
Place of incorporation	England and Wales
Company Type	Private Company Limited by Shares
Date of incorporation	29 January 2018
Directors	1.[***] 2.[***]
Company secretary	N/A
Registered Office	1 Hawkshead Rd Croft Technology Park, Bromborough, Wirral, England, CH62 3RJ
Issued Share Capital	[***]
Shareholders	[***]
Accounting Reference Date	31 December

Name of company and registered number	Sanomics Holdings Limited (No. 1972173)
Place of incorporation	British Virgin Islands
Company Type	British Virgin Islands Business Company Limited by Shares
Date of incorporation	6 March 2018
Directors	1.[***] 2.YEUNG Danny Sheng Wu 3.[***]
Company registered office provider	Vistra Corporate Services
Registered Office	Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands
Issued Share Capital	[***]
Shareholders	[***]
Accounting Reference Date	31 December

Name of company and registered number	Sanomics Limited善覓有限公司 (No. 2206533)
Place of incorporation	Hong Kong
Company Type	Private Company Limited by Shares
Date of incorporation	26 February 2015
Directors	1.[***] 2.YEUNG Danny Sheng Wu 3.[***] 4.TZANG Lawrence
Company secretary	[***]
Registered Office	12 Unit 306, 3rd Floor, Science Park West Avenue, Phase 3, NT Hong Kong Special Administrative Region of the People’s Republic of China
Issued Share Capital	[***]
Shareholders	[***]
Accounting Reference Date	31 December

Name of company and registered number	ACT Genomics (Thailand) Limited (No. 0105561133747)
Place of incorporation	Thailand
Company Type	Private Company Limited by Shares
Date of incorporation	6 August 2018
Directors	1.[***] 2.YEUNG Danny Sheng Wu 3.[***] 4.[***]
Company secretary	N/A
Registered Office	No.4, 4/5 Unit 1503, Unit 1509, Central Tower, 15/F, Ratchadamri Rd, Pathum Wan, Bangkok 10330, Thailand
Issued Share Capital	[***]
Shareholders	[***]
Accounting Reference Date	31 December

Name of company and registered number	ACT Medical Instrument Co., Ltd.行動基因醫療器材股份有限公司 (No. 90874222)
Place of incorporation	Taiwan (R.O.C.)
Company Type	Private Company Limited by Shares
Date of incorporation	12 April 2021
Directors	[***]
Company secretary	N/A
Registered Office	10F.-1, No. 6, Ln. 180, Sec. 6, Minquan E. Rd., Neihu Dist., Taipei City 114, Taiwan (R.O.C.) 台北市內湖區民權東路6段180巷6號10樓之1
Issued Share Capital	[***]
Shareholders	[***]
Accounting Reference Date	31 December

Name of company and registered number	CERBACT ASIA HOLDINGS PTE. LTD. (No. 202124327Z)
Place of incorporation	Singapore
Company Type	Private Company Limited by Shares
Date of incorporation	12 July 2021
Directors	[***] [***] [***] [***] [***] [***]
Company secretary	[***] [***]
Registered Office	380 Jalan Besar #06-06 ARC 380 Singapore (209000)
Issued Share Capital	[***]
Shareholders	[***]
Accounting Reference Date	31 December

Name of company and registered number	Cerbact Asia Holdings Pte. Ltd. Taiwan Branch 新加坡商識動亞洲生技股份有限公司台灣分公司 (No. 90430831)
Place of incorporation	Taiwan
Company Type	Branch Company
Date of incorporation	29 November 2021
Directors	[***]
Branch manager	[***]
Company secretary	N/A
Registered Office	6F, NO 345, Xinhu 2nd Road, Neihu Dist., Taipei Taiwan 台北市內湖區新湖二路345號6樓
Issued Share Capital	[***]
Shareholders	[***]
Accounting Reference Date	31 December

Schedule 3
DETERMINATION OF COMPLETION STATEMENTS
1.For the purposes of this Schedule 3, each Holder agrees and acknowledges that the Holders' Representative shall have full power and authority, for the benefit of the Holders as the exclusive agent and true and lawful attorney-in-fact to act on behalf of each Holder under this Schedule 3.
2.As soon as reasonably practicable after the Completion Date, the Holders' Representative shall, on behalf of all Holders, prepare the Group's consolidated profit and loss statement, balance sheet and cashflow statement as of the Completion Date (which, for the avoidance of doubt, shall include all the line items set out in Part A of Schedule 4) (the "Draft Completion Accounts") and the Holders' Representative shall, on behalf of the Holders and at the cost of the Holders, engage KPMG to review and audit the Draft Completion Accounts in accordance with the provisions of this Schedule 3 and on the basis of the Accounting Policies. Each of the Buyer and the Company agrees to furnish or cause to be furnished to the Holders' Representative and/or KPMG, as soon as practicable, all such information and assistance (including access to books and records of the Group Companies) as may be reasonably requested by the Holders' Representative and/or KPMG in connection with the preparation, review and/or audit of the Draft Completion Accounts. The Holders' Representative shall use its/his/her commercially reasonable efforts to procure that KPMG shall complete its audit of the Draft Completion Accounts no later than sixty (60) Business Days after its engagement (such audited Draft Completion Accounts, the "Audited Completion Accounts").
3.The Holders' Representative shall, within five (5) Business Days after the receipt of the Audited Completion Accounts, prepare and deliver to the Buyer the completion statement substantially in the form as set out in Part B of Schedule 4 (the "Draft Completion Statement"), together with the Audited Completion Accounts.
4.The Buyer shall have thirty (30) Business Days after the receipt of the Audited Completion Accounts and the Draft Completion Statement to challenge any amounts set out in the Draft Completion Statement by giving a written notice (the "Buyer Notice") to the Holders' Representative, setting out the reasons for the disagreement in reasonable detail including each disputed item, the amount in dispute and the basis for such dispute. If the Buyer does not deliver a Buyer Notice within the prescribed timeline in accordance with this paragraph 4 of this Schedule 3, the Draft Completion Statement shall be final and binding on the parties all purposes.
5.If the Buyer gives a Buyer Notice under paragraph 4 of this Schedule 3, the Buyer and the Holders' Representative shall attempt in good faith to reach agreement in respect of the matters set out in the Buyer Notice (and, if such agreement is reached, the Draft Completion Statement as amended pursuant to such agreement shall be final and binding on the parties for all purposes). If the Buyer and the Holders' Representative are unable to agree on one or more the matters set out in the Buyer Notice within ten (10) days after the date of the Buyer Notice, either the Buyer or the Holders' Representative may, by written notice to the other, require that the Draft Completion Statement be referred to the Reporting Accountants.

6.The Reporting Accountants shall be engaged by the Buyer and the fees, costs and expenses for such appointment shall be borne by the Buyer.
7.Except to the extent that the Buyer and the Holders' Representative agree otherwise, the Reporting Accountants shall determine their own procedure but:
7.1.apart from procedural matters and as otherwise set out in this Agreement, they shall determine only:
7.1.1.whether any of the arguments for an alteration to the Draft Completion Statement put forward in respect of matters specified in the Buyer Notice is correct in whole or in part (unless such matters have been agreed between the Holders' Representative and the Buyer); and
7.1.2.if so, what alterations (if any) should be made to the Draft Completion Statement;
7.2.in making their determination, they shall refer to the Audited Completion Accounts and apply the Accounting Policies;
7.3.they shall make their determination pursuant to paragraph 7.1 of this Schedule 3 as soon as is reasonably practicable and in any event no later than fifteen (15) Business Days after their engagement;
7.4.the procedure of the Reporting Accountants shall:
7.4.1.give the Buyer and the Holders' Representative a reasonable opportunity to make oral representations and representations in writing to them;
7.4.2.require that each party supplies the other with a copy of any representations in writing at the same time as they are made to the Reporting Accountants; and
7.4.3.permit each party to be present while oral submissions are being made by the other party;
8.The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the parties, save in the event of fraud of the Buyer, the Sellers or the Reporting Accountants or manifest error of the Reporting Accountants (in which event the relevant part of their determination shall be void). In particular, without limitation:
8.1.their determination of an amount for any matter shall be an amount within the range demarcated by the lowest and highest limits of the positions specified by the Buyer and the Holders' Representative;
8.2.their determination shall be deemed to be incorporated into the Draft Completion Statement, which shall then be final and binding on the parties for the purposes of this Schedule 3, save as stated above in the event of fraud or manifest error; and

8.3.their determination of any fact which they have found it necessary to determine pursuant to paragraph 7 of this Schedule 3 shall be final and binding on the parties for the purposes of this Schedule 3.
9.The parties shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties pursuant to their engagement under the terms of this Agreement.
10.Subject to paragraph 11 of this Schedule 3, nothing in this Schedule 3 shall entitle a party or the Reporting Accountants to access to any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its accountants or other professional advisers with a view to assessing the merits of any claim or argument.
11.A party shall not be entitled by reason of paragraph 10 of this Schedule 3 to refuse to supply such part or parts of documents as contain only the facts on which the Relevant Claim or argument is based.
12.Each party and the Reporting Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this Schedule 3 confidential and shall not use them for any purpose, except for disclosure or use in connection with the preparation and/or review of the Draft Completion Accounts or the Draft Completion Statement, and/or the agreement or determination of the Draft Completion Statement, as applicable, the proceedings of the Reporting Accountants or any other matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.
13.When the Draft Completion Statement is accepted, agreed or finally determined at any stage in accordance with the procedures set out in this Schedule 3:
13.1.the Draft Completion Statement as so accepted, agreed or determined shall constitute the Completion Statement for the purposes of this Agreement and shall (in the absence of fraud or manifest error) be final and binding on the parties; and
13.2.the Actual Cash, the Actual Indebtedness, the Actual Net Debt, the Actual Working Capital Amount and the Actual Working Capital Adjustment shall be as set out in the Completion Statement.
14.Except as expressly provided otherwise in this Schedule 3, the Sellers on the one hand and the Buyer on the other hand shall each bear their own costs, expenses and Taxes arising out of the preparation and/or review of the Draft Completion Accounts and the Draft Completion Statement, and the agreement or determination of the Draft Completion Statement, as applicable.

Schedule 4
FORM OF DRAFT COMPLETION ACCOUNTS AND DRAFT COMPLETION STATEMENT
PART A
FORM OF DRAFT COMPLETION ACCOUNTS
[***]

PART B
FORM OF DRAFT COMPLETION STATEMENT
[***]

Schedule 5
ACCOUNTING POLICIES
[***]

Schedule 6
COMPLETION REQUIREMENTS
1.Sellers' and Option Holders' obligations
1.1At Completion, each Seller shall deliver or procure to be delivered to the Buyer (unless otherwise indicated below, copies of each item):
1.1.1the Instrument(s) of Transfer in respect of the Sale Shares in favour of the Buyer or its nominee(s) duly executed by each Seller;
1.1.2as evidence of the authority of each person executing a document referred to in this Schedule 6 on any Seller's behalf (other than a Seller that is an individual):
(a)a copy of the minutes of a duly held meeting of the directors of such Seller (or a duly constituted committee thereof) authorising the execution by such Seller of the document and, where such execution is authorised by a committee of the board of directors of such Seller, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof; or
(b)a copy of the power of attorney conferring the authority.
1.1.3a copy of the written consent or waiver duly executed by each of Prenetics, the Company Key Management and the Remaining Majority Holder (as defined in the Memorandum and Articles of Association of the Company effective at date of this Agreement) waiving their rights to appoint directors of the Company under Article 29.3 of the Memorandum and Articles of Association of the Company effective at date of this Agreement.
1.2At Completion, each Option Holder shall deliver or procure to be delivered to the Buyer (unless otherwise indicated below, copies of each item):
1.2.1the deed of accession to this Agreement in favour of the Buyer or its nominee(s) duly executed by each Option Holder; and
1.2.2the instrument(s) of transfer in respect of the Option Shares in favour of the Buyer or its nominee(s) duly executed by each Option Holder.
1.3Further, Prenetics and the Holders' Representative (on behalf of all Represented Holders) shall procure and ensure that the Company duly carry out its obligations outlined in paragraph 2 of this Schedule 6.
2.Company's obligations
2.1At Completion, the Company shall deliver or procure to be delivered to the Buyer (unless otherwise indicated below, copies of each item):
2.1.1evidence in a form satisfactory to the Buyer (by way of a certificate signed by the chief executive officer of the Company) of satisfaction of the Conditions;

2.1.2a true copy of the updated register of members of the Company, reflecting the Buyer as the registered holder of all Sale Shares, certified by the registered office provider of the Company;
2.1.3a true copy of the updated register of directors of the Company, reflecting the director changes outlined in paragraphs 2.1.13(c) and 2.1.13(d) of this Schedule 6, certified by the registered office provider of the Company (which shall be duly submitted for filing with competent Government Authority no later than three (3) Business Days after the Completion Date);
2.1.4a true and complete copy of the Amended Articles duly adopted by all necessary action of the directors and/or the shareholders of the Company (which shall be duly submitted for filing with competent Government Authority no later than three (3) Business Days after the Completion Date);
2.1.5a true copy of the certificate of incumbency in respect of the Company issued by the registered office provider of the Company no later than five (5) Business Days before the Completion Date;
2.1.6a true copy of the certificate of good standing in respect of the Company issued by the Registrar of Companies of the Cayman Islands no later than five (5) Business Days before the Completion Date;
2.1.7a duly signed letter to the registered office provider of the Company instructing and authorising the registered office provider that its client of record is now the Buyer or its nominee(s);
2.1.8a duly signed letter to the registered agent of [***] instructing and authorising the registered agent that its client of record is now the Buyer or its nominee(s);
2.1.9the common seal (if any), the certificate of incorporation and the statutory corporate registers of the Company (or confirmation that all of such items are held by the registered office provider of the Company);
2.1.10new share certificate(s) for the Sale Shares in the name of the Buyer;
2.1.11the Disclosure Letter duly executed by the Warrantors;
2.1.12the Deed of Release duly executed by Prenetics and acknowledged by the Company;
2.1.13a copy of the written resolutions of the board of directors of the Company (or the minutes of a duly held meeting of the board of the directors of the Company), including the affirmative vote or consent of at least four members of the board of directors of the Company, approving:
(a)the entry by the Company into this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated hereunder and thereunder

(b)the transfer of the Sale Shares, and the registration of the Buyer as the holder of the Sale Shares (including without limitation, instruction to the registered office provider of the Company to update the register of members of the Company to reflect the transfer of the Sale Shares, to cancel any share certificate(s) for the Sale Shares in the name of the Seller(s) and new share certificate(s) to be issued for the Sale Shares in the name of the Buyer);
(c)the appointment of the persons nominated by the Buyer as directors of the Company (to be identified by the Buyer prior to Completion) with effect from Completion;
(d)the resignations of the relevant directors of the Company (to be identified and agreed between the Company and the Buyer prior to Completion) with effect from Completion;

(e)the adoption of the Amended Articles;
(f)the Redesignation of Class; and
(g)the entry by the Company into the Amended Shareholders' Agreement;

provided that, if required by the Buyer by written notice no later than ten (10) Business Days before the Completion Date, board resolutions of each Group Company other than the Company of similar effect shall be passed to deal with any matter referred to in paragraph 2.1.13 as applicable to the relevant Group Company, copies of which shall be delivered to the Buyer at Completion;

2.1.14a copy of the written resolutions of the Shareholders (or the minutes of a duly held meeting of the Shareholders), including separate meetings of each class of Shareholders, certified by the chief executive officer of the Company, approving:
(a)the entry by the Company into this Agreement and the other Transaction Documents to which it is a Party and the transactions contemplated hereunder and thereunder; and
(b)the adoption of the Amended Articles; and
(c)the adoption of the Redesignation of Class;
2.1.15resignations in the agreed form from the relevant directors and if applicable, company secretary of each Group Company (to be identified and agreed between the Company and the Buyer prior to Completion) expressed to take effect on the Completion Date;
2.1.16a copy of each bank mandate of each Group Company and copies of statements of each bank account of each Group Company made up to a date not earlier than two (2) Business Days before the Completion Date.

2.2Further, the Company shall ensure that:
2.2.1the company chop, common seal (if any) of each Group Company, each register, statutory book, minute book, financial and accounting books and other books required to be kept by each Group Company under Applicable Laws made up to the Completion Date, and each certificate of incorporation and certificate of incorporation on change of name, business registration certificate, and all documents and papers in connection with the affairs of each Group Company and all documents of title to assets of each Group Company; and
2.2.2share certificates for all issued shares in the capital of each Group Company (other than the Company), shall be kept at the principal business office of the Company at Completion for inspection by the Buyer or its advisers.
3.Buyer's obligations
3.1At Completion, the Buyer shall:
3.1.1deliver or procure to be delivered to the Holders' Representative the instrument(s) of transfer in respect of the Sale Shares duly executed by the Buyer;
3.1.2pay, or cause to be paid, the Initial Consideration in accordance with clause 3.2; and
3.1.3deliver or procure to be delivered to the Holders' Representative, as evidence of the authority of each person executing a document referred to in this Schedule 6 on the Buyer's behalf:
(a)a copy of the minutes of a duly held meeting of the directors or written board resolutions of the Buyer (or a duly constituted committee thereof) authorising the execution by the Buyer of the document and, where such execution is authorised by a committee of the board of directors of the Buyer a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof or written resolutions of such committee; or
(b)a copy of the power of attorney conferring the authority.

Schedule 7
HOLDER WARRANTIES AND WARRANTOR WARRANTIES
Part A: Holder Warranties
1.Title and Capacity
1.1Authority and Capacity
1.1.1Such Holder (to the extent it is a company) is validly existing and is a company duly incorporated and in good standing (where such concept is applicable) under the law of its jurisdiction of incorporation.
1.1.2Such Holder has the legal right and full power and authority and has taken all action necessary to enter into, deliver and perform this Agreement and the other Transaction Documents to be executed by it.
1.1.3The Transaction Documents to which such Holder is a party will, when executed, constitute valid and binding obligations on such Holder in accordance with their respective terms.
1.1.4The execution, delivery and performance by such Holder of this Agreement and the other Transaction Documents (to the extent that such Holder is a party to such Transaction Document) do not and will not result in a breach of, constitute a default under or given any person rights of termination, amendment, acceleration or cancellation under (a) any provision of its constitutional documents (to the extent it is a company), (b) any Applicable Laws or regulations or any order, judgment or decree of any court, arbitral tribunal or Government Authority, and/or (c) any agreement or arrangement to which it is party or by which its assets are bound.
1.2No Consent
No consent, approval, order or authorization of, or registration, declaration or filing with, any Government Authority or any other person is required on the part of such Holder in order to enable such Holder to execute this Agreement and the other Transaction Documents to which it is a party, and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
1.3Sale Shares
1.3.1Such Holder:
(a)is the legal and beneficial owner of the Sale Shares set out opposite its name in column (B) in Part A or Part B of Schedule 1 (as applicable); and
(b)has the right to exercise all voting and other rights over the Sale Shares set out opposite its name in column (B) in Part A or Part B of Schedule 1 (as applicable).

1.3.2The Sale Shares of such Holder have been properly and validly issued and are each fully paid.
1.3.3There are no Encumbrances, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to the Sale Shares of such Holder. No person has claimed to be entitled to an Encumbrance in relation to any of such Sale Shares.
Part B: Warrantor Warranties
2.Corporate
2.1Group Companies
2.1.1The Group Companies are exempted limited liability companies, limited companies or companies limited by shares (as applicable) (i) duly incorporated under the laws of their respective jurisdiction of incorporation and have been in continuous existence since incorporation, and (ii) duly qualified or licensed as to do business in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.
2.1.2There are no Encumbrances, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the shares or unissued shares in the capital of each Group Company.
2.1.3Other than this Agreement and the Shareholders' Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of a Group Company (including, in each case, an option or right of pre-emption or conversion).
2.1.4No Group Company has any interest in, or has agreed to acquire, any share capital or other security in any other company other than the Group Companies.
2.1.5Save for the Company, AM Robotics 2018 Ltd. (which is in the process of being struck off in accordance with Applicable Law as of the date of this Agreement), ACT Genomics Co., Ltd., ACT Thailand and SG JV, all allotted and issued shares in the capital of each Group Company are legally and beneficially owned by a Group Company alone, has been properly allotted and issued and is fully paid or credited as fully paid.
2.1.6The structure and the details of the Group Companies as set out in Schedule 2 (i) are true, accurate and not misleading as of the date of this Agreement, and (ii) shall be true, accurate and not misleading immediately before the Completion Date except for changes between the date of this Agreement and the Completion as agreed by the Buyer or that are otherwise immaterial. Except as set out in Schedule 2, no Group Company has any other subsidiary.
2.1.7All actions carried out in connection with any corporate restructuring or reorganisation undertaken by any Group Company were in compliance with any and all Applicable Laws in all material respects. No objection has been received, nor is there any expectation that an objection will be received, from any person (including any credit, contract counterparty, customer or supplier of the Group) and no Group Company shall be liable for loss of any kind (including Tax Liability) arising out of or in connection with such restructuring or reorganisation.
2.2Constitution, Registers and Returns
2.2.1Each of the Group Companies is operating and has always operated its business in accordance with its memorandum and articles of association at the relevant time.
2.2.2Each register, minute book and other book which each of the Group Companies is required by law to keep has been properly kept (except for minor inaccuracies that are inconsequential in nature) and contains a true, accurate and not misleading record of the matters which it is required by Applicable Laws to record. No notice has been received that a register or book is incorrect or should be rectified (other than changes to the members' English names and addresses in the Company's register of members).
2.2.3All returns, particulars, resolutions and other documents required to be delivered or registered by the Group Companies to or with any Government Authority have been properly prepared and delivered except for minor non-compliances that are inconsequential in nature.
2.2.4No Group Company has given a power of attorney or other authority by which a person may enter into an agreement, arrangement or obligation on such Group Company's behalf (other than an authority for a director, other officer or employee to enter into an agreement in the usual course of that person's duties).
2.3Power and Authority; Enforceability
2.3.1Each of the Group Companies has the legal right and full power and authority and has taken all action necessary to enter into and perform this Agreement and the other Transaction Documents to be executed by it.
2.3.2This Agreement has been duly executed by the Company. The Transaction Documents are, or when executed by a Group Company will be, valid and binding obligations of such Group Company, enforceable against such Group Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, winding-up, insolvency, arrangement, reorganization, moratorium or other Applicable Laws of general application now or hereafter in effect relating to rights of creditors generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.
2.4No Consent
No consent, approval, order or authorization of, or registration, declaration or filing with, any Government Authority or any other person is required on the part of the Group Companies in order to enable such Group Company to execute this Agreement and the other Transaction Documents to which it is a party, and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
2.5No Conflict
Neither the execution nor the performance of this Agreement by the Company or any other Transaction Document to which it is a party will conflict with, result in a breach of, give rise to an event of default under, require the consent of a person under, enable a person to terminate, or relieve a person from an obligation under any agreement or arrangement to which any Group Company is a party or any legal or administrative requirement by which any Group Company is bound.
3.Information
3.1All information contained in this Agreement and the Disclosure Letter (including any annex thereof) is true, accurate and not misleading in all material respects, and, to each Warrantor's knowledge, there is no fact, matter or circumstances which renders any such information untrue, inaccurate or misleading.
4.Accounts
4.1Accounts
4.1.1The Accounts have been prepared:
(a)in accordance with Applicable Law and with the IFRS at the Last Accounting Date; and
(b)subject to sub-paragraph (a) above, on a basis consistent with that adopted in preparing the Accounts for each of the financial years or periods to which the Accounts relate.
4.1.2The Accounts show a true and fair view of the assets, Liabilities and state of affairs of each of the Group Companies as at the Last Accounting Date and of the profits and losses and cash flow of each of the Group Companies for the financial years ended on the Last Accounting Date.

4.1.3Debts and liabilities
The Accounts fully Disclose and provide adequately for all bad and doubtful debts, all Liabilities (actual, contingent or otherwise) and all financial commitments of each of the Group Companies existing as at the Last Accounting Date except for minor inaccuracies that are inconsequential in nature.
4.1.4Extraordinary and exceptional items
The results shown by the audited profit and loss account of each of the Group Companies in the Accounts as of the Last Accounting Date have not (except as Disclosed in those accounts) been affected by any extraordinary, exceptional or non-recurring item or by another fact or circumstance making the profit or loss for a period covered by any of those accounts unusually high or low.
4.1.5Provision for Tax
The Accounts reserve or provide in accordance with applicable standards, principles and the IFRS for all Tax liable to be assessed on each of the Group Companies, or for which it is or may become accountable, for all periods starting on or before the Last Accounting Date (whether or not the relevant Group Company has or may have a right of reimbursement against another person). The Accounts reserve in accordance with applicable standards, principles and the IFRS for all material contingent or deferred Liabilities to Tax for all periods starting on or before the Last Accounting Date.
4.1.6Depreciation
(a)The bases and rates of depreciation and amortisation used in the Accounts were the same as those used for each of the financial years to which the Accounts relate.
(b)The rates of depreciation and amortisation used in Accounts for the financial years to which the Accounts relate were sufficient to ensure that each fixed asset of the relevant Group Company will be written down to nil by the end of its useful life.
4.1.7Filing of Accounts
Each of the Accounts has been duly filed with the appropriate body in each of the relevant jurisdictions the Group Companies operate in or to which they are subject on a timely basis. For all periods covered by the Accounts, the Group Companies have not received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or internal accounting controls of any of the Group Companies, including any material written complaint, allegation, assertion or claim that any of the Group Companies have engaged in improper accounting or auditing practices.

4.1.8No Other Liabilities
The Group Companies have no Liabilities other than: (a) Liabilities reflected on the Accounts, (b) Liabilities which have arisen after the Last Accounting Date in the Ordinary Course of Business, (c) executory obligations under contracts to which the Group Companies is a party, other than in respect of any breach thereof, (d) Transaction Expenses and Indebtedness to be included in the calculation of the Purchase Price, and (e) Liabilities described on Disclosure Letter.
4.2Management Accounts
4.2.1The Management Accounts have been prepared with all due care and attention and in accordance with accounting policies used in preparing the Accounts applied on a consistent basis and fairly present and Disclose with reasonable accuracy the assets, Liabilities, financial position and state of affairs of the Group as at (as applicable) the Management Accounts Date.
4.2.2The Management Accounts are fair and not misleading and do not misstate the assets and Liabilities of each of the Group Companies as at the Management Accounts Date and the profits and losses and cash flow of each of the Group Companies for the period concerned.
4.2.3The Management Accounts fully Disclose and provide adequately for all bad and doubtful debts, all Liabilities (actual, contingent or otherwise) and all financial commitments existing at the Management Accounts Date except for minor inaccuracies that are inconsequential in nature.
4.2.4The Management Accounts are not affected by any unusual, exceptional or non-recurring items.
4.2.5As at the Management Accounts Date, no material Liability, obligation or commitment of any nature whatsoever (asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise) existed in relation to any Group Company which was not required to, or permitted not to, be included in the (as applicable) Management Accounts in accordance with applicable accounting policies.
5.Changes Since the Last Accounting Date
Since the Last Accounting Date:
5.1the Group's business has been operated in the usual way so as to maintain it as a going concern;
5.2there has been no material change or interruption to the Group's business or operations, no material change in the level of borrowing or in the working capital requirements of the Group, and no material reduction in the cash balance or debtors of the Group;

5.3there has been no Material Adverse Effect on the Group as a whole and, to each Warrantor's knowledge, there are no facts or circumstances likely to give rise to such a Material Adverse Effect on the Group as a whole;
5.4no Group Company has declared, paid or made a dividend or distribution (whether in cash or otherwise) to its members;
5.5no Group Company has created, allotted, issued, sold, transferred, acquired, repaid, redeemed, leased, subleased, pledged, encumbered, hypothecated, disposed of or granted share or loan capital or any other securities;
5.6no Group Company has changed its accounting reference date or accounting procedures, policies, principles or practices unless such changes are required pursuant to Applicable Law;
5.7no Group Company has assumed or incurred any material Liability (including any contingent Liability), obligation, commitment or expenditure other than in the Ordinary Course of Business;
5.8Save as contemplated under this Agreement, no Group Company has written off or released debts owed to it;
5.9Save as contemplated under this Agreement for write-off, no Group Company has acquired or disposed of or agreed to acquire or dispose of any material asset, or interest in any share, debenture or any other security of any entity, in each case other than in the Ordinary Course of Business;
5.10no Liability or contingent Liability for Tax has arisen otherwise than as a result of trading activities of the Group in the Ordinary Course of Business;
5.11no material supplier or customer has ceased or substantially reduced its trade with the Group or materially altered the terms under which such suppliers or customers trade to the Group Companies' material disadvantage;
5.12other than pay raises consistent in the Group Companies' Ordinary Course of Business, no change has been made in the emoluments or other terms of employment of any of the employees and the Group Companies have not paid any bonus or special remuneration of more than (a) US$[***] per annum to any person, or (b) US$[***] per annum to all persons in the aggregate; and
5.13no Group Company has made an agreement or arrangement or undertaken an obligation to do any of the foregoing.
6.Financial Obligations
6.1Except as Disclosed in the Accounts, the Group Companies do not have outstanding and have not agreed to create or incur loan capital, borrowings or indebtedness in the nature of borrowings.

6.2None of the Group Companies is party to or is liable under any guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person's obligation, nor has any Group Company factored any of its debts, or engaged in financing of a type which would not be required to be shown or reflected in the Accounts.
6.3To each Warrantor's knowledge, no event has occurred, or has been alleged either orally or by notice in writing to a Group Company, to have occurred which:
6.3.1constitutes an event of default, or otherwise gives rise to an obligation to repay, under an agreement relating to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time or both); or
6.3.2will lead to an Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity or other obligation of any Group Company becoming enforceable (or will do so with the giving of notice or lapse of time or both).
7.Assets
7.1The Properties
7.1.1None of the Group Companies owns any premises, buildings, land or other real property right.
7.1.2All of the premises, buildings, land or other property rights occupied or otherwise used by the Group have been Disclosed in the Disclosure Letter.
7.2Leases
Where any Property is leased by a Group Company:
7.2.1the requisite details have been Disclosed in the Disclosure Letter and are true and accurate;
7.2.2there is no fact or circumstance (and, to each Warrantor's knowledge, no fact or circumstance will within six (6) months starting on the date of this Agreement occur or arise) which:
(a)could entitle or require a person (including a landlord or licensor) to forfeit or enter on, or take possession of, or occupy, the relevant Property;
(b)could restrict or terminate the Group Company's continued and uninterrupted possession or occupation of the relevant Property; or
(c)could prevent or restrict the relevant Property's development for which planning permission has been or is expected to be obtained;

7.2.3a rent or fee payable in respect of the relevant Property is not as at the date of this Agreement being reviewed;
7.2.4the lease of such Property does not contain an unusually onerous covenant or condition including a covenant or condition allowing the landlord or licensor unreasonably to withhold or delay consent to an assignment of the whole or to an application to carry out a non-structural obligation;
7.2.5the lease of such Property is valid, binding, enforceable and in full force and effect, and the applicable Group Company holds a valid and existing leasehold interest under such Property leases free and clear of any Encumbrances. To each Warrantor's knowledge, there has been no actual termination of any such lease agreement due to any material breach on the part of the applicable Group Company of any covenants, conditions and agreements contained in the agreement; and
7.2.6all of the rent payable under such Property lease has been paid up to date.
7.3Condition of Property
To each Warrantor's knowledge:
7.3.1there is no material deficiency which requires correction in the state or condition of any building or other structure on or forming part of any Property; and
7.3.2no flooding, subsidence or other material defect of any kind (including a design or construction defect) affects or has affected any Property.
7.4Properties subject to Leases and Other Agreements
None of the Group Companies has leased, subleased, licensed or granted occupancy rights in any parcel or any portion of any parcel of the Group's Properties to any other person and no other person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, licence, occupancy or other agreement, and none of the Group Companies has assigned its interest under any lease or sublease listed in the Disclosure Letter to any third party. Where any Property is the subject of any lease or other agreement relating to its occupation or use for the benefit of any person other than a Group Company, the requisite details have been Disclosed in the Disclosure Letter.
7.5Assets
7.5.1All material assets included in the Management Accounts or acquired by a Group Company since the Management Accounts Date, other than the Properties, the rights in Intellectual Property and any assets disposed of or realised in the Ordinary Course of Business, and excepting rights and retention of title arrangements arising by operation of law in the Ordinary Course of Business, are (i) legally and beneficially owned solely by the relevant Group

Company; (ii) where capable of possession, in the possession or under the control of the relevant Group Company, and (iii) free from Encumbrances.
7.5.2Each of the Group Companies owns or has the right to use such asset used in and is necessary for the effective operation of its business.
7.5.3No Group Company is party to, nor is liable under, a lease or hire, hire purchase, credit sale or conditional sale or similar agreement.
7.5.4All inventory, machinery, vehicles, equipment and other tangible assets owned, possessed or used by the Group Companies are in good condition and working order and have been regularly and properly maintained in all material respects in accordance with generally accepted industry practice, except for normal wear and tear, and are adequate for the uses to which they are being put. None is in need of material renewal or replacement or surplus to such Group Company's requirements, except for routine or regular maintenance works.
7.5.5Each Group Company's inventory or stock (subject to normal wear and tear) is of satisfactory quality and saleable in the Ordinary Course of Business.
7.5.6Each material asset of the Group, which is normal to have maintained by independent or specialist contractors, has been regularly maintained to a good technical standard and in accordance with safety regulations required to be observed in relation to it.
7.6Debts
7.6.1No debt shown in the Accounts, the Management Accounts or a Group Company's accounting records is overdue by more than twelve (12) weeks or is the subject of an arrangement.
7.6.2No Group Company has released a material debt shown in the Accounts, the Management Accounts or its accounting records so that the debtor has paid or will pay less than the debt's book value. None of the material debts shown in the Accounts, the Management Accounts or a Group Company's accounting records has been deferred, subordinated or written off or become irrecoverable to any extent. To each Warrantor's knowledge, each of those debts will realise its book value in the usual course of collection.
8.Intellectual Property and Information Technology
8.1General
8.1.1The Disclosure Letter contains true, accurate and not misleading details in all material respects of all the Intellectual Property which are used by the Group for the operation of the Business in respect of which any Group Company is registered as the owner or is the applicant for registration (the "Registered Owned IP").

8.1.2The trademarks, patents and domain names listed in the Disclosure Letter constitute all Registered Owned IP that is necessary for the operation of the Business of the Group.
8.1.3Except for the Disclosed Registered Owned IP, no member of the Group has rights to (whether as owner, licensee, licensor or otherwise) any registered or applied for Intellectual Property that is material to the operation of the Group's Business.
8.1.4All of the Registered Owned IP is valid and enforceable and nothing has been done or omitted to be done by which it may cease to be valid or enforceable, or affect the ownership of any Business IP.
8.1.5All renewal and maintenance fees and Taxes due up to and including the date of this Agreement in respect of each of the Registered Owned IP have been paid in full and on time. All other actions due or required to maintain and protect the Registered Owned IP have been taken on time.
8.1.6The Business IP as Disclosed in the Disclosure Letter comprise all of the Intellectual Property which is necessary for the operation of the Group's Business.
8.1.7To each Warrantor's knowledge, each Group Company has taken all steps necessary or desirable for the fullest protection of all Business IP. Each Group Company has not disposed of, agreed to dispose of or, except for the licenses granted in the Ordinary Course of Business as disclosed in the Disclosure Letter, granted to any person any rights over any Business IP.
8.1.8Except for licenses granted in the Ordinary Course of Business as disclosed in the Disclosure Letter, no Group Company has granted or is obliged to grant any licence, assignment, Encumbrance, consent, undertaking or other right in respect of the Business IP or agreed to any restriction on use or any disclosure obligation or entered into any co-existence agreement in respect of the Business IP.
8.1.9None of the Business IP or any Group Company's ownership or rights in the Business IP will be adversely affected by the transactions contemplated by this Agreement.
8.1.10Other than any commercially available off-the-shelf software, there is no Intellectual Property used or required for the operation of the Group's Business that is licensed from third parties.
8.1.11All Intellectual Property which is or is likely to be material to the Business of the Group, including all Intellectual Property developed by employees or consultants of the Group, or by a third party for the Group, is legally and beneficially vested exclusively in a Group Company.

8.1.12There is no outstanding obligation or restriction owed by a Group Company that may impact the Business or freedom of the Group to develop other works in the Ordinary Course of Business.
8.1.13All agreements to which any of the Group Companies is a party, or by which it is bound relating to the Business IP, are Disclosed in the Disclosure Letter.
8.2Trade secrets
8.2.1The Group has taken all commercially reasonable and necessary steps to maintain the secrecy of all its Confidential Information, trade secrets and know-how used in the operation of the Business of the Group.
8.2.2All Confidential Information, trade secrets and know-how used or in connection with the Business of the Group have been kept confidential and have not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information or such disclosure is required pursuant to Applicable Law or order from Government Authorities). To each Warrantor's knowledge, no person has breached an obligation of confidence which it owes to the Group with respect to any Confidential Information.
8.3Infringement
8.3.1To each Warrantor's knowledge, there is not, and has not at any time been, an infringement, misappropriation, misuse, violation or other unauthorised use of any of the Business IP. No such proceedings (including any litigation, arbitration, or other dispute resolution mechanism) have been threatened, and no Group Company has received any notice relating to such proceedings. To each Warrantor's knowledge, no fact or circumstance exists which might give rise to proceedings of that type.
8.3.2None of the Business IP is the subject of any opposition, invalidation, revocation or cancellation proceedings or counterclaim or any other proceedings or counterclaim (including any litigation, arbitration, or other dispute resolution mechanism) concerning its validity, enforceability, or the relevant Group Company's title to such right. No such proceedings have been threatened, and no Group Company has received any notice relating to such proceedings. To each Warrantor's knowledge, no fact or circumstance exists which might give rise to proceedings of that type.
8.3.3There is no and has not in the last three (3) years been any civil, criminal, arbitration, administrative or other proceedings or dispute in any jurisdiction concerning any of the Business IP.
8.3.4To each Warrantor's knowledge, the activities of each Group Company do not infringe, nor have they infringed, misappropriated, misused, violated or otherwise made use without authorisation of any third party Intellectual Property. No such proceedings (including any litigation, arbitration, or other dispute resolution mechanism) have been threatened, and no Group Company has received any notice relating to such proceedings. To each Warrantor's knowledge, no fact or circumstance exists which might give rise to proceedings of that type.
8.4Information Technology and Data Protection
8.4.1Each element of the Business IT is owned by, or used under an agreement with or validly licensed to, the relevant Group Company. The Disclosure Letter contains true, accurate and not misleading details of all such Business IT and relevant agreements and/or licences in all material respects. Each of the Group Companies has complied with all the terms and conditions of all licences and agreements to which it is a party or by which it is bound relating to such Business IT licensed from third parties in all material respects.
8.4.2Each Group Company has prudent procedures, including adequate disaster recovery arrangements, in place to ensure the security of the Business IT and the data stored on it.
8.4.3To each Warrantor's knowledge, no Group Company has been or is in breach of any data security breach reporting or notification requirement under any Applicable Laws.
8.4.4In the last three (3) years, the Business IT has not suffered any breakdowns or security breaches that have materially affected or are materially affecting the Group's Business and to each Warrantor's knowledge, no circumstances exist which are likely to give rise to such breakdown, breach or disruption.
8.4.5The Business IT is in good working order and functions efficiently in accordance with all applicable specifications in all material respects.
8.4.6The Business IT is the subject of warranty and/or maintenance arrangements which are adequate for the requirements of each Group Company's Business in all material respects.
8.4.7The present capacity of the Business IT is sufficient in order to satisfy the current requirements of the Business of the Group with regard to data processing and communications.
8.4.8Each Group Company has necessary and reasonable security measures in place in order to keep processed personal data strictly confidential, to the extent required by Applicable Laws. No claims or proceedings have been raised or pending and, to each Warrantor's knowledge, no claims or proceedings have been threatened with regard to processing of personal data by any Group Company.
8.4.9Each Group Company is in material compliance with Applicable Laws and any guidance notes or guidelines relating to personal data that are issued from time to time by the Government Authorities.

8.4.10Each Group Company has established and maintained a system of internal controls that is reasonably designed to ensure compliance with all material requirements of Applicable Laws relating to personal data.
8.4.11No Group Company has received any complaints from any individual regarding the Group Company's processing of his/her personal data or has compensated or been required to compensate any individual under Applicable Laws in relation to personal data, no claim for such compensation is outstanding and, to each Warrantor's knowledge there is no reason to believe that any circumstances exist which might lead to any claim for compensation being made.
8.4.12The consummation of the transactions contemplated under this Agreement will not give rise to any breach of Applicable Laws including Applicable Laws relating to personal data.
9.Contracts
9.1Contracts
No Group Company is party to or subject to any contract which:
9.1.1is not in the Ordinary Course of Business;
9.1.2is not on an arm's length basis;
9.1.3restricts such Group Company's freedom to operate the whole or part of its Business or to use or exploit any of its assets;
9.1.4cannot be complied with on time or without undue or unusual expenditure of money or effort by such Group Company; or
9.1.5is of a long-term nature that is incapable of termination in accordance with its terms by such Group Company on six (6) months' notice or less.
9.2Validity of Contracts
9.2.1Section 9.2 of the Disclosure Letter includes all contracts, commitments, undertakings, arrangements or obligations, which are relating to the Business of the Group in effect as of the date hereof and to which the Group Company is a party (each a "Material Contract"), and which:
(a)relate to revenue or provide for a Liability of the Company equivalent to more than USD 100,000 in aggregate or per annum;
(b)grant exclusive rights to any party thereto;
(c)contain any provision that refers to a change of control of the Group Company;

(d)restrict the Group Company from engaging in or competing in any line of business or with any person;
(e)constitute a partnership, joint-venture or similar agreement or arrangement material for the Business of the Group;
(f)constitute agreements or arrangements with any Seller or any of their respective Affiliates, or any director or officer of any of their Affiliates; or
(g)constitute agreements or arrangements otherwise material to the Group.
9.2.2All of the Material Contracts are valid, binding and enforceable on the parties thereto in accordance with their respective terms. To each Warrantor's knowledge, no fact or circumstance exists which might invalidate or give rise to a ground for termination, avoidance or repudiation of any Material Contract. No party with whom a Group Company has entered into a Material Contract has given notice of its intention to terminate, or has sought to repudiate or disclaim, the relevant Material Contract.
9.2.3Neither a Group Company (on the one hand) nor any party with whom a Group Company (on the other hand) has entered into a Material Contract is in material breach of such Material Contract. To each Warrantor's knowledge, no fact or circumstance exists which might give rise to a breach of this type.
9.2.4Each Material Contract is legally binding and enforceable in accordance with its respective terms.
9.2.5In respect of the sale and purchase of the Sale Shares in accordance with this Agreement, no consent is required from any third party that is a party to any Material Contract.
9.3Joint Ventures etc.
Other than in relation to SG JV and CERBACT Asia Holdings Pte. Ltd. Taiwan Branch, no Group Company is, or has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association.
10.Employees and Benefits
10.1General
10.1.1The Disclosure Letter contains true, accurate and not misleading details in relation to the Group Companies, of:
(a)the total number of each Group Company's employees including those who are on maternity or other statutory leave or other long-term leave of absence and who have or may have a right to return to work with a Group Company;
(b)the salary and other benefits, period of continuous employment, grade and location of each Group Company's employees;

(c)the standard terms of the contract of employment of each director, other officer and employee of each Group Company; and
(d)the terms of all consultancy agreements under which services are provided to the Company by an individual who is either a party to such a contract or has a controlling interest in a legal entity which is party to such a contract.
10.1.2True, accurate and not misleading copies or details have been Disclosed of:
(a)any employee handbook or similar document issued by or on behalf of a Group Company (whether issued in paper or electronic form) and all policies relating to the provision of benefits applicable to each grade or category of employee; and
(b)each bonus, commission, profit sharing, share option, share incentive or other incentive schemes for any director, officer or employee including details of numbers of employees eligible to participate, maximum and target bonus opportunities and details of amounts accrued to date as at the date of this Agreement.
10.1.3Neither any Group Company nor any employee is in material breach of the relevant employment contracts. No fact or circumstance exists which might give rise to a breach of this type.
10.1.4Each employment contract with the directors, officers and employee is legally binding and enforceable in accordance with its respective terms.
10.1.5There is no, and in the past three (3) years there has been no, trade union, works council or other body representing any of the employees of any Group Company vis-a-vis the relevant Group Company. No Group Company is involved in, or has during the twelve (12) months prior to the date of this Agreement been involved in, any strike, lock-out or industrial dispute with, or in respect of, its employees.
10.1.6No Group Company has provided or agreed to provide a gratuitous payment or benefit to a current or former director, officer or employee or to any of their dependants.
10.1.7No Group Company is liable (on an actual or a contingent basis) to make any payment or provide any benefit to any of its current or former directors, officers or employees, (or any dependant of such person) in connection with the proposed termination or suspension of employment or services, or variation of any contract of employment.
10.1.8Each Group Company is, and has been prior to the date of this Agreement, in compliance with all applicable employment and labour laws and regulations, including without limitation provisions thereof relating to wages, hours, employee benefits, mandatory provident fund contributions, employees'

compensation insurance and collective bargaining, and is not liable or delinquent for any arrear of wages, Tax or penalty for failure to comply with the foregoing.
10.1.9No Group Company has any outstanding Liability in excess of US$[***] for breach or termination of an employment contract between it and its current or former directors, officers or employees.
10.1.10 No Group Company has:
(a)adopted, amended, or committed to any new benefit plan, pension, or incentive scheme;
(b)incurred any undisclosed Liability for employee compensation or benefits; or
(c)any outstanding or threatened claims related to compensation or employment matters.
10.2Termination
Save as otherwise Disclosed in the Disclosure Letter, no employee of any Group Company with an annual salary exceeding US$[***] has given or received notice during the past six (6) months to terminate his or her employment and as of the date of this Agreement no such person has ceased to be employed or engaged by any Group Company.
10.3Pension Schemes
Other than in accordance with the terms of the statutory pension schemes applicable in the jurisdiction of each Group Company, the Group Companies have not paid, and no proposal has been announced to enter into or establish, any agreement or arrangement for the payment or contribution towards a pension, allowance or lump sum or other similar benefit on retirement, death, illness, disability or termination of employment (whether voluntary or not) for the benefit of its current or former directors or officers or employees (or their respective dependents).
11.Legal Compliance
11.1Licences and Consents
11.1.1All licences, consents and authorisations material to the Business of the Group have been obtained, are in force and are being complied with in all material respects. All actions required for the relevant renewal or extension of each such material licence, consent and authorisation have been taken. All schemes (such as Personal Information file security maintenance plans) required for the Business of each Group Company have been established and are in compliance with Applicable Laws in all material respects.
11.1.2No written notification has been received by the Group in the past three (3) years that any of such licences, consents or authorisations is likely to be suspended, modified or revoked and no such licences, consents or authorisations will be breached, revoked, suspended, cancelled, varied or not renewed (whether as a result of the execution or performance of this Agreement or any document to be executed at or before Completion or otherwise).
11.2Compliance with law
11.2.1Each of the Group Companies and its directors, officers and employees has conducted the Business of the Group and dealt with the Group's assets in accordance with all Applicable Laws in all material respects.
11.2.2There is not and has not been any investigation, enquiry or disciplinary proceeding instigated by or involving any Government Authority (including the TIC, Taiwan Ministry of Health and Welfare, and Taiwan Food and Drug Administration) concerning or involving a Group Company or any of its directors, officers and employees, and none is pending or threatened. To each Warrantor's knowledge, no fact or circumstance exists which might give rise to an investigation, enquiry or proceedings of that type.
11.2.3There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or Government Authority against any Group Company or any of its directors, officers and employees.
11.2.4each Group Company has complied with all corporate governance requirements in all material respects, including but not limited to: (a) validly adopting and filing its articles of association with the companies registry; (b) duly passing and recording all necessary board and shareholder resolutions; and (c) maintaining all required corporate records in accordance with Applicable Laws.
11.2.5No Group Company is in material breach of any corporate governance obligations, and no notices of non-compliance, penalties, or disputes related to corporate governance are pending or threatened.
11.3Anti-Bribery and Sanctions
11.3.1None of the Group Companies, the Sellers, nor their respective agents, employees, and other persons acting on their behalf, have taken or will take any action that would cause the Group or any member of the Buyer's Group to be in violation of anti-corruption laws, anti-money laundering laws or sanctions laws.
11.3.2Without limiting the generality of the foregoing, none of the Group Companies, the Sellers, nor their respective agents, employees, and other persons acting on their behalf, have taken or will take any action in furtherance of a payment, offer, promise to pay, or authorisation or ratification of a payment of any gift, money or anything of value to:

(a)a Government Official; or
(b)any person or entity while knowing or having reasonable grounds to believe that all or a portion of that payment will be passed on to a Government Official, to influence any act or decision of any Government Official in his or her official capacity to secure an improper advantage (e.g., to obtain a Tax rate lower than permitted by law) in order to obtain or retain business.
11.3.3No Group Company is subject to any investigation by, or request for information from, law enforcement officials regarding a violation or potential violation of anti-corruption laws, anti-money laundering laws or sanctions laws by a Group Company.
11.3.4No Group Company has received any allegation or conducted any internal investigation related to a violation or potential violation of anti-corruption laws, anti-money laundering laws or sanctions laws by a Group Company.
11.3.5To each Warrantor's knowledge, there are no facts or circumstances that would lead a reasonable person to believe that there is a likelihood that any of the officers, directors, employees or agents of the Group Companies has made any payment in violation of any anti-corruption laws, anti-money laundering laws or sanctions laws on behalf of or for the benefit of a Group Company.
11.3.6The Group has established and continues to maintain reasonable internal controls and procedures for monitoring cash payments and managing the book-keeping practices of the Group to the extent required by Applicable Law.
11.3.7None of the current officers, directors, employees or agents of the Group Companies are or were in the past five (5) years Government Officials.
11.3.8The Group has:
(a)maintained its books and records in a manner that, in reasonable detail, accurately and fairly reflects the transactions and disposition of its assets; and
(b)maintained a system of internal accounting controls sufficient to provide reasonable assurances that:
(i)transactions are executed and access to assets is given only in accordance with management's authorisation,
(ii)transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability of corporate assets; and

(iii)recorded assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any discrepancies between recorded and actual assets.
11.3.9No director or officer of the Group has (i) made or caused to be made false or misleading statements to an accountant, or (ii) attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the financial statements of the Group.
11.3.10Notwithstanding any other provision of this Agreement to the contrary, nothing herein shall (i) require the Buyer to make any payment that it reasonably believes will constitute a violation of any anti-corruption laws, anti-money laundering laws or sanctions laws or (ii) prohibit the Buyer, in its sole discretion, from reporting any actual or possible violation of the anti-corruption laws, anti-money laundering laws or sanctions laws to law enforcement officials.
12.Litigation
12.1Current Proceedings
No Group Company nor any of the directors, officers and employees of the Group is, or has in the past three (3) years been, involved, whether as claimant or defendant or other party, in any claim, legal action, proceedings, suit or litigation in excess of US$[***] (other than as claimant in the collection of debts arising in the ordinary course of its business).
12.2Pending or Threatened Proceedings
No written notification has been received by a Group Company in the past three (3) years to the effect that a claim, legal action, proceedings, suit or litigation in excess of US$[***] is pending or threatened by or against a Group Company or any of the directors, officers and employees of the Group and, to each Warrantor's knowledge, no fact or circumstance exists which will or would reasonably be likely to give rise to a claim, legal action, proceedings, suit or litigation involving a Group Company or any of the directors, officers and employees of the Group, which will or would reasonably be likely to result in a Liability exceeding US$[***].
13.Insurance
13.1General
Each of the Group Companies has at all material times been and is as at the date of this Agreement adequately insured against professional negligence, accident, damage, injury, third party loss, loss of profits and all other reasonably foreseeable risks to which a person operating the types of business operated by each of the Group Companies is exposed. The insurance policies are sufficient for compliance by each of the Group Companies with the requirements of Applicable Laws and of all contracts to which any Group Company is a party in all material respects.

13.2Details on Policies
In respect of each of the insurances referred to in paragraph 13.1 above:
13.2.1it is valid and enforceable and is not void or voidable;
13.2.2the relevant Group Company has not done anything or omitted to do anything which might:
(a)make any of the insurance policies void or voidable; or
(b)prejudice the ability to effect insurance on the same or better terms in the future;
13.2.3all premiums have been duly paid to date;
13.2.4no Group Company has received any written notification that such insurances are not valid or enforceable;
13.2.5to each Warrantor's knowledge, there are no special or unusual limits, terms, exclusions or restrictions in any of such policies;
13.2.6to each Warrantor's knowledge, the premiums payable are not in excess of the normal rates; and
13.2.7the relevant Group Company has not done anything or omitted to do anything, and there is nothing, which might result in an increase in the premium payable under any such policies.
13.3Claims
13.3.1No claims have been made, no claim is outstanding and, to each Warrantor's knowledge, no fact or circumstance exists which will or would reasonably be likely to give rise to a claim under any of the insurance policies.
13.3.2to each Warrantor's knowledge, no event, act or omission has occurred which requires notification under any of the insurance policies.
13.3.3None of the insurers under any of the insurance policies has given any notice in writing to refuse or to the effect that it intends to refuse, indemnity in whole or in part in respect of any claims under the insurance policies.
13.3.4Nothing has been done or omitted to be done, and there is nothing, which will or would reasonably be likely to entitle the insurers under any of the insurance policies to refuse indemnity in whole or in part in respect of any claims under the insurance policies.

14.Tax
14.1Returns, Information and Clearances
All returns, computations, notices and information which are or have been required to be made or given by a Group Company for any Taxation purpose (i) have been made or given within the requisite periods and on a proper basis and are up to date and correct and (ii) none of them is the subject of any dispute with or investigation by any Tax Authority.
14.2Taxation Claims, Liabilities and Reliefs
14.2.1To each Warrantor's knowledge, there is no Liability to Taxation in respect of which a claim for breach of warranties could be made.
14.2.2All Taxation of any nature whatsoever for which a Group Company is liable and/or which is assessed or imposed by any Tax Authority, or for which a Group Company is liable to account, has been duly and punctually paid, withheld or has been accrued in the Accounts or Management Accounts.
14.2.3All material documents to which a Group Company is a party upon which stamp duty is payable have been duly stamped and there are no circumstances or transactions to which any Group Company is or has been a party such that a Liability to stamp duty or any penalty in respect of such duty may arise for any Group Company.
14.2.4The Tax losses of each of the Group Companies, as Disclosed in the most recent corporate income tax return submitted to the relevant Tax Authority for each of the Group Companies are correct and up-to-date in all material respects.
14.2.5Each of the Group Companies:
(a)is not liable for any penalty, surcharge, fine or interest in connection with Tax in respect of any period up to and including Completion;
(b)has made all deductions and withholdings in respect of or on account of any Taxation from all payments made by it, which deductions and withholdings it was obliged to make, and has accounted to the relevant Tax Authority for all amounts so deducted or withheld;
(c)is not and does not expect to be involved in a dispute in relation to Tax in respect of any period up to and including Completion;
(d)is not and has not been subject to any investigation or enquiry by a Tax Authority concerning its Tax affairs and none is pending or threatened, and to each Warrantor's knowledge, no fact or circumstance exists which will or would reasonably be likely to give rise to an investigation or enquiry of that type;

(e)is not a party to or otherwise involved in any transaction, agreement or arrangement which will, or is reasonably likely to, subject it to Tax in respect of an amount deemed for Tax purposes to be income or gains of such Group Company where such amount is not reflected as income or gains of such Group Company in the Accounts or Management Accounts; and
(f)is not a party to any transaction or series of transactions of which the main purpose, or one of the main purposes, was or could reasonably be likely to constitute the avoidance of, or deferral or a reduction in the Liability for, Tax.
14.2.6Each of the Accounts and Management Accounts have made full provision or reserve for all Tax liable to be assessed on each of the Group Companies or for which it may be or may after that date become liable, with respect to Tax on profits, gains, income and receipts, benefits and other items subject to Tax for any period ending on or before, and for any transactions, or events or situations occurring (or deemed to have occurred for Taxation purposes) on or before, the Last Accounting Date or the Management Accounts Date (as the case may be).
14.2.7There is no order, decree or decision of any Tax Authority outstanding or pending against any Group Company.
14.2.8Each of the Group Companies has maintained sufficient records to support all returns lodged, filed or submitted to the relevant Tax Authority relating to Taxation (or which may be legally required to be filed, lodged or submitted) and to comply with all Applicable Laws and regulations.
14.2.9No Tax incentive, exemption or Relief has been claimed by any Group Company in the two (2) years prior to the date of this Agreement without such Group Company having satisfied the conditions for such Tax incentive, exemption or Relief. No Tax Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to any Group Company's affairs.
14.3Arm's-length dealings
No Group Company is or has been a party to or otherwise involved in any transaction, agreement or arrangement otherwise than by way of a bargain at arm's length, or any transaction, agreement or arrangement (whether or not by way of a bargain at arm's length) under which it has been or is or may be required to make any payment for any goods, services or facilities provided to it which is in excess of the market value of such goods, services or facilities or under which it has been, or is or may be required to provide goods, services or facilities for a consideration which is less than the market value of such goods, services or facilities and/or in consequence of which it is or will be liable to Tax in respect of an amount deemed for Tax purposes to be income or gains of the Group Company but not actually income or gains of the Group Company.
14.4Company Residence
Each of the Group Companies has been resident for Taxation purposes in its place of incorporation or other jurisdiction by operation of any double tax agreement and nowhere else at all times since its incorporation and has, and has had, no branch, agency, place of business or permanent establishment outside such place or jurisdiction which may result in that Group Company being subject to Tax in that other place or jurisdiction.
15.Insolvency
15.1.1No Group Company is insolvent under the laws of its jurisdiction of incorporation or unable to pay its debts as they fall due nor has any Group Company commenced negotiations with one (1) or more of its creditors with a view to rescheduling or restructuring any of its indebtedness.
15.1.2There are no proceedings in relation to any compromise or arrangement with creditors or any winding-up, bankruptcy or other insolvency proceedings concerning any Group Company.
15.1.3To each Warrantor's knowledge, no steps have been taken to enforce any security over any assets of any Group Company.
15.1.4No Group Company has received a notice to the effect that an administrator has been or will be appointed in relation to the relevant Group Company. No notice has been given or filed with the court of an intention to appoint an administrator and no petition or application has been presented or order made for the appointment of an administrator in respect of any Group Company.
15.1.5No receiver or administrative receiver has been appointed, nor any notice given to the relevant Group Company of an intention to appoint, any such person, over the whole or part of any Group Company's business or assets.
15.1.6No Group Company has proposed or agreed to a composition, compromise, assignment or arrangement with any of its creditors.
15.1.7No distress, execution, attachment, sequestration or other process has been levied on an asset of a Group Company which remains undischarged.
15.1.8No action is being taken by a court to dissolve a Group Company and/or strike it off the relevant register.
15.1.9No Group Company is, in any jurisdiction, subject to or threatened by any other procedures or steps which are analogous to those set out above.

16.Brokerage or Commissions
No person is entitled to receive a finder's fee, brokerage or other commission from a Group Company in connection with the transactions contemplated, directly or indirectly, by this Agreement.

Schedule 8
BUYER WARRANTIES
1.Title and Capacity
1.1The Buyer is validly existing and in good standing (if such concept is applicable) and is a company with limited liability duly incorporated under the laws of Taiwan.
1.2The Buyer has the legal right and full power and authority and has taken all corporate action necessary to enter into and perform this Agreement and the other Transaction Documents to be executed by it.
1.3The Transaction Documents to which the Buyer is a party will, when executed, constitute valid and binding obligations on the Buyer in accordance with their respective terms.
1.4The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents (to the extent that the Buyer is a party to such Transaction Documents) do not and will not result in a breach of, constitute a default under, require any consent under, or given any person rights of termination, amendment, acceleration or cancellation under (a) any provision of its constitutional documents, (b) any Applicable Laws or regulations or any order, judgment or decree of any court, arbitral tribunal or Government Authority which would materially delay or hinder the Buyer's consummation of the transaction contemplated by this Agreement, except for such consents described in Schedule 11 to this Agreement, and/or (c) any agreement or arrangement to which it is party or by which its assets are bound which would materially delay or hinder the Buyer's consummation of the transaction contemplated by this Agreement.
2.Compliance with Law
2.1The Buyer has not been notified of any investigation, enquiry or disciplinary proceeding instigated by any Government Authority concerning the Buyer that could materially delay or hinder the Buyer's consummation of the transaction contemplated by this Agreement.
2.2There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or Government Authority against the Buyer that could materially delay or hinder the Buyer's consummation of the transaction contemplated by this Agreement.
3.Sufficient Funds
The Buyer's cash on hand and other financial resources available to the Buyer, will, in the aggregate, be sufficient for the Buyer to pay the Purchase Price payable pursuant to this Agreement.

4.Solvency
After giving effect to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, the Buyer will not be insolvent under the laws of the Taiwan or unable to pay its debts as they fall due.
5.Disclosure of Information
The Buyer has had an opportunity to ask questions and receive answers from the Sellers regarding the terms and conditions of the offering of the Sale Shares, and the business, properties, prospects and financial condition of the Company.

Schedule 9
LIMITATIONS ON LIABILITY
1.LIMITATION ON QUANTUM
1.1Basket. Notwithstanding anything to the contrary in this Agreement but subject to paragraph 6, none of the Indemnifying Parties shall be liable in respect of any Warranty Claim:
1.1.1unless the amount recoverable from the Indemnifying Parties in respect of such Warranty Claim exceeds US$[***]. For this purpose, all Warranty Claims arising out of the same, related or similar subject matter, facts, events or circumstances shall be aggregated and form a single Warranty Claim; and
1.1.2unless the aggregate amount recoverable from the Indemnifying Parties in respect of such Warranty Claim and any other Warranty Claims exceeds US$[***] (the "Basket"), in which case, the Indemnifying Parties shall be liable for such aggregated amount and not just the amount in excess of the Basket.
1.2Cap. Notwithstanding anything to the contrary in this Agreement but subject to paragraph 6, the total amount that the Buyer is entitled to recover from each Indemnifying Party shall be limited to:
1.2.1in respect of a Holder Warranty Claim, a Fundamental Warranty Claim, or a Tax Warranty Claim, [***]% of the Purchase Price received by such Indemnifying Party,
1.2.2in respect of a Warrantor Warranty Claim (other than a Fundamental Warranty Claim or a Tax Warranty Claim), [***]% of the Purchase Price received by such Indemnifying Party; and
1.2.3in respect of any Relevant Claim other than a Warranty Claim, [***]% of the Purchase Price received by such Indemnifying Party, for the avoidance of doubt, subject always to the limitations set out in this Schedule 9, each Indemnifying Party (i) shall be liable to Buyer in respect of a Relevant Claim for any breach of the Warrantor Warranties made by any Warrantor, but (ii) shall only be liable in respect of a Relevant Claim for any breach of the Holder Warranties made by himself/herself/itself in respect of himself/herself/itself, or for non-performance of his/her/its own obligations under this Agreement.
2.LIMITATION PERIOD
2.1No Indemnifying Party shall be liable:
2.1.1in respect of any Holder Warranty Claim, Fundamental Warranty Claim, or any Relevant Claim other than a Warranty Claim (other than a Tax Warranty Claim or a Fundamental Warranty Claim), unless the Indemnity Notice for such Warranty Claim is given to the Indemnifying Party on or before the sixth (6th) year anniversary of the Completion Date;
2.1.2in respect of any Warrantor Warranty Claim (other than a Tax Warranty Claim or a Fundamental Warranty Claim), unless the Indemnity Notice for such Warranty Claim is given to the Indemnifying Party on or before the eighteenth (18th) month anniversary of the Completion Date;
2.1.3in respect of any Tax Warranty Claim or Special Tax Claim, unless the Indemnity Notice for such Tax Warranty Claim or Special Tax Claim is given to the Indemnifying Party on or before 90 days after the expiration of the applicable statutory limitation period for Taxes.
2.2So long as a Relevant Claim is notified within the applicable time period described above, such claim shall survive and the Indemnifying Parties shall remain liable until such claim has been finally resolved in accordance with the terms of this Agreement.
2.3To the maximum extent permissible under Applicable Laws, no Indemnifying Party shall rely on the Limitation Ordinance (Cap. 347, Laws of Hong Kong) or similar statutes under Applicable Laws, laches or any other time-based defence in respect of any Warranty Claim.
3.SPECIFIC LIMITATIONS
3.1No Indemnifying Party shall be liable in respect of any Relevant Claim to the extent that:
3.1.1the Losses arising from such Relevant Claim are covered by an insurance policy of a Group Company and payment is made by the insurer to the relevant Group Company (for the avoidance of doubt, any gap amount not fully covered and paid by the insurer shall still be liable by Indemnifying Party);
3.1.2the matter giving rise to such Relevant Claim is a direct result of the passing of, or any change in, any Applicable Law after the date of this Agreement which is not actually or prospectively in effect as at the date of this Agreement;
3.1.3the matter giving rise to such Relevant Claim is a direct result of any change in accounting or Tax policies, bases or practices binding upon a Group Company or the Buyer, introduced after the date of this Agreement;
3.1.4the matter giving rise to such Relevant Claim is a direct result of any increase in the rates of Tax announced after the date of this Agreement or any imposition of Tax not actually in effect on the date of this Agreement; or
3.1.5the matter giving rise to such Relevant Claim is a direct result of (a) voluntary actions taken by the Buyer after the date of this Agreement, (b) any actions taken by the Warrantors, Holders or Group Companies at the express direction of the Buyer, or (c) any actions taken pursuant to a binding commitment made by a Group Company prior to the date of this Agreement which has been Disclosed to the Buyer.
4.NO DOUBLE RECOVERY
The Buyer may not recover from the Indemnifying Parties under this Agreement more than once in respect of the same Loss suffered.
5.MITIGATION
Nothing in this Schedule 9 restricts or limits the Buyer's common law duty to mitigate any Losses suffered by it as a result of a Relevant Claim.
6.GENERAL
Nothing in this Schedule 9 restricts or limits any Liability of any Indemnifying Party in respect of a Relevant Claim arising as a result of any fraud, wilful misconduct, gross negligence, or reckless misrepresentation on the part of such Indemnifying Party.

Schedule 10
ACTION PENDING COMPLETION
Each of the Group Companies shall:
1.carry on its business in the Ordinary Course of Business in accordance with all Applicable Laws and shall not make (or agree to make) any payment other than routine payments in the Ordinary Course of Business and usual course of trading;
2.take all commercially reasonable and necessary steps to preserve and protect its assets and not create, or agree to create or amend, an Encumbrance over any asset or redeem, or agree to redeem, an existing Encumbrance over any asset;
3.not take any action which is inconsistent with the provisions of the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents, which would materially and adversely affect the Company's ability to perform its obligations under the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents;
4.not create, allot, issue, acquire, repay or redeem any share or loan capital or agree, arrange or undertake to do any of those things or acquire or agree to acquire, an interest in a corporate body or merge or consolidate with a corporate body or any other person, enter into any demerger transaction or participate in any other type of corporate reconstruction;
5.not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization;
6.not establish any subsidiary or enter into any joint venture or partnership;
7.preserve sufficient working capital for its day-to-day business operation in the Ordinary Course of Business;
8.not acquire or dispose of, or agree to acquire or dispose of, any revenues, assets, business or undertakings except in the Ordinary Course of Business or assume or incur, or agree to assume or incur, any Liability, obligation or expense (actual or contingent) except in the Ordinary Course of Business;
9.not make, or agree to make, capital expenditure exceeding in total US$100,000 (or its equivalent at the time) or incur, or agree to incur, a commitment or commitments involving capital expenditure exceeding in total US$100,000 (or its equivalent at the time), except in accordance with this Agreement and the Transaction Documents;
10.not pass a shareholders' resolution, or make any distribution, except in accordance with this Agreement and the Transaction Documents;
11.not make any amendments to the constitutional documents of any Group Company, except in accordance with this Agreement and the Transaction Documents;

12.continue, without amendment, each of the insurance policies of the Group and not do, or omit to do, anything which might:
12.1make any such policy void or voidable;
12.2entitle any of the insurers under any such policy to refuse indemnity in relation to particular claims in whole or in part; or
12.3result in an increase in the premium payable under any such policies;
13.not enter into, amend or terminate any long-term, onerous, unusual or material agreement, arrangement or obligation, other than in the Ordinary Course of Business;
14.not amend the terms and conditions of employment or engagement of a director, other officer or employee of any Group Company or provide, or agree to provide, a gratuitous payment or benefit to a director, officer or employee of any Group Company (or any of their dependants) or employ, engage or terminate the employment or engagement of, a person, except in accordance with this Agreement and the Transaction Documents;
15.not employ or make any offer to employ any person with annual base compensation in excess of US$100,000;
16.not amend, or agree to amend, the terms of its borrowing or indebtedness in the nature of borrowing or create, incur, or agree to create or incur, borrowing or indebtedness in the nature of borrowing (except pursuant to facilities Disclosed in the Disclosure Letter where the borrowing or indebtedness in the nature of borrowing does not exceed the amount available to be drawn by a Group Company under those facilities), except in accordance with this Agreement and the Transaction Documents;
17.not give, or agree to give, a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person's obligation;
18.not enter into an agreement, arrangement or obligation (whether legally enforceable or not) in which a Holder, a director or former director of a Group Company or a person connected with any of them is interested, except in accordance with this Agreement and the Transaction Documents;
19.not establish an employee incentive scheme or enter into any obligation or arrangement of any employee incentive scheme, or communicate to a current or former employee a plan, proposal or an intention to establish any employee incentive scheme or enter into any employee incentive scheme;
20.not start litigation or arbitration proceedings;
21.not compromise or settle litigation or arbitration proceedings or any Action, demand or dispute or waive a right in relation to litigation or arbitration proceedings;
22.not change its accounting policies or its auditors;

23.not change residence for Tax purposes or otherwise establish a taxable presence in any jurisdiction where the Group Company is not currently subject to Tax;
24.not enter into any transaction or arrangement outside the Ordinary Course of Business which would give rise to a Tax Liability for the Group Company;
25.not make a Tax election, amend a Tax return or submit a Tax return which is inconsistent with past practice, in each case to the extent that any such election, amendment or inconsistency could reasonably be expected to give rise to or increase a Liability to Tax or utilise any Relief of any Group Company;
26.not settle or compromise any Tax dispute with a Tax Authority; and
27.not enter into any agreement or arrangement (conditional or otherwise) to do any of the foregoing.

Schedule 11
LIST OF CONSENTS, APPROVALS AND WAIVERS
[***]

Schedule 12
TAXES AND LIABILITIES
Part A: Settlement of related party loans/transactions; payment of withholding taxes
[***]

Part B: Tax Liabilities subject to Tax Indemnification Escrow
[***]

Appendix I
FORM OF DEED OF RELEASE
[***]

Appendix II
AMENDED ARTICLES
[***]

Appendix III
FORM OF ESCROW AND PAYING AGENT AGREEMENT
[***]

Appendix IV
FORM OF INSTRUMENT OF TRANSFER
[***]

IN WITNESS whereof the Parties have caused this Agreement to be duly executed as a deed on the date first above written.
THE BUYER

EXECUTED AND DELIVERED AS A DEED for and on behalf of DELTA ELECTRONICS, INC. by its directors	)	______________________________ Name: Capacity:
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By executing this Deed each signatory warrants that such signatory is duly authorized to execute this document on behalf of DELTA ELECTRONICS, INC.

    [Project Apex – Signature Page to Share Purchase Agreement]

IN WITNESS whereof the Parties have caused this Agreement to be duly executed as a deed on the date first above written.
THE HOLDERS' REPRESENTATIVE

EXECUTED AND DELIVERED AS A DEED By [***]	)	______________________________
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    [Project Apex – Signature Page to Share Purchase Agreement]

IN WITNESS whereof the Parties have caused this Agreement to be duly executed as a deed on the date first above written.
THE COMPANY

EXECUTED AND DELIVERED AS A DEED for and on behalf of ACT GENOMICS HOLDINGS COMPANY LIMITED by its directors	)	______________________________ Name: Capacity:
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By executing this Deed each signatory warrants that such signatory is duly authorized to execute this document on behalf of ACT GENOMICS HOLDINGS COMPANY LIMITED.

    [Project Apex – Signature Page to Share Purchase Agreement]

IN WITNESS whereof the Parties have caused this Agreement to be duly executed as a deed on the date first above written.
THE SELLERS
[IF SELLER IS AN ENTITY]

EXECUTED AND DELIVERED AS A DEED for and on behalf of ____________________________________________ by its directors	)	______________________________ Name: Capacity:
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By executing this Deed each signatory warrants that such signatory is duly authorized to execute this document on behalf of ______________________.

[IF SELLER IS A NATURAL PERSON]
    [Project Apex – Signature Page to Share Purchase Agreement]

EXECUTED AND DELIVERED AS A DEED By ___________________________	)	______________________________
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    [Project Apex – Signature Page to Share Purchase Agreement]